PURCHASE AND SALE AGREEMENT

by and among

COHERENT, INC.,

STOCKERYALE, INC. and

STOCKERYALE CANADA, INC.

Dated as of October 13, 2009

-i-

(continued)

-ii-

(continued)

-iii-

INDEX OF EXHIBITS

Exhibit A              –           Form of Transition Services Agreement

Exhibit B              –           Form of Escrow Agreement

INDEX OF SCHEDULES

Schedule 1.1(jj)	Montreal Sublease Terms

Schedule 1.1(pp)	Schedule of Certain Permitted Liens

Schedule 2.1(a)	Schedule of Transferred Tangible Property

Schedule 2.1(b)	Schedule of Transferred Intellectual Property

Schedule 2.1(c)	Schedule of Transferred Contracts

Schedule 2.1(d)	Schedule of Transferred Permits

Schedule 2.1(h)	Schedule of Other Transferred Assets

Schedule 2.2(b)	Schedule of Excluded Tangible Personal Property

Schedule 2.2(c)	Schedule of Excluded Registered Intellectual Property

Schedule 2.2(e)	Schedule of Excluded Contracts

Schedule 2.2(f)	Schedule of Excluded Permits

Schedule 2.2(h)	Schedule of Excluded Claims

Schedule 2.2(i)	Schedule of Excluded Books and Records

Schedule 2.2(n)	Schedule of Other Excluded Assets

Schedule 2.3(b)	Schedule of Assumed Claims

Schedule 2.3(c)	Schedule of Assumed Accounts Payable

Schedule 2.3(e)	Schedule of Assumed Liabilities

Schedule 2.4(h)	Schedule of Other Excluded Liabilities

Schedule 6.4(b)	Schedule of Transferred Disclosures

Schedule 9.2(f)	Opinion of Counsel to Seller

-iv-

Schedule 9.2(g)	Schedule of Key Employees

Schedule 9.2(h)	Schedule of Consents

Schedule 9.2(i)	Schedule of Released Liens

Schedule 9.2(j)	Schedule of Certain Creditors (Payoff Letter)

-v-

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of October 13, 2009 by and among Coherent, Inc., a Delaware corporation (together with Coherent International LLC, “Buyer”), StockerYale, Inc., a Massachusetts corporation (the “Seller”), and StockerYale Canada, Inc., a corporation incorporated under the Canada Business Corporations Act (“SYC”).  All capitalized terms that are used in this Agreement shall have the respective meanings ascribed thereto in Article I.

WITNESSETH:

WHEREAS, Seller and SYC are engaged in the Business.

WHEREAS, Seller and SYC wish to sell to Buyer (and one or more of its Subsidiaries), and Buyer (and one or more of its Subsidiaries) wishes to purchase from Seller and SYC, all of the Transferred Assets, and Buyer is willing to assume the Assumed Liabilities, all upon the terms and subject to the conditions set forth in this Agreement.

WHEREAS, the respective Boards of Directors of Buyer, Seller and SYC have approved this Agreement and the transactions contemplated hereby.

WHEREAS, concurrently with the execution hereof (but subject to and effective only upon the Closing), (i) Seller, SYC and Buyer (and one or more of its Subsidiaries) are entering into a Transition Services Agreement substantially in the form attached hereto as Exhibit A (the “Transition Services Agreement”), and (ii) Seller and Buyer (and one or more Subsidiaries) are entering into an Escrow Agreement substantially in the form attached hereto as Exhibit B (the “Escrow Agreement”) and together with the Transition Services Agreement, the “Related Agreements”).

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Buyer, Seller and SYC hereby agree as follows:

ARTICLE I
DEFINITIONS & INTERPRETATIONS

1.1           Certain Definitions.  For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

(a)          “Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.  For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

(b)          “Associate” shall have the meaning ascribed to such term in Rule 12b-2 under the Exchange Act.

(c)          “Balance Sheet” shall mean the unaudited balance sheet of Seller related to the SOF Business (as defined below) and SYC related to the Montreal Business (as defined below), each as of June 30, 2009.

(d)          “Business” shall mean Seller’s specialty optical fiber division (“SOF Business”) and SYC’s business (the “Montreal Business”).

(e)           “Business Day” shall mean any day, other than a Saturday, Sunday or any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in the State of New York are authorized or required by Laws or other governmental action to close.

(f)          “Business Employees” shall mean all employees (i) of SYC and (ii) of the Seller or its Subsidiaries who devote a substantial portion of their time to the Business.

(g)          “Business Material Adverse Effect” shall mean any adverse effect that is, or is reasonably likely to be, materially adverse to the (i) business, operations, properties, assets (including intangible assets), condition (financial or otherwise), or results of operations of the Business, or (ii) ability of Seller and SYC to consummate the transactions contemplated hereby, including the Related Agreements and any other documents delivered or entered into in connection herewith; provided, however, that for purposes of clause (i) above, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or shall be, a Business Material Adverse Effect:  (A) any effect directly related to the announcement or pendency of the transactions expressly contemplated by this Agreement; (B) any effect that results from changes affecting any of the industries in which Seller and SYC operate generally which do not have a disproportionate adverse impact on Seller and SYC, taken as a whole; (C) any effect that results from changes affecting the United States or Canadian economy generally which do not have a disproportionate adverse impact on Seller, SYC and their respective Subsidiaries, taken as a whole; and (D) any effect that results from changes affecting the general worldwide economic or capital market conditions which to do not have a disproportionate adverse impact on Seller and SYC, taken as a whole.

(h)          “Buyer Board” shall mean the board of directors of Buyer.

(i)          “Buyer Material Adverse Effect” shall mean, with respect to Buyer, any adverse effect that is, or is likely to be, materially adverse to the ability of Buyer and its Subsidiaries to consummate the transactions contemplated hereby, including the Related Agreements and any other documents delivered or entered into in connection herewith.

(j)          “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(k)          “Contract” shall mean any contract, subcontract, agreement, commitment, note, bond, mortgage, indenture, lease, license, sublicense, permit, franchise or other instrument, obligation or binding arrangement or understanding of any kind or character, whether oral or in writing.

(l)          “Documented Invention Disclosures” shall mean those documents styled as “Invention Disclosures,” created by an employee of Seller or SYC and provided to Seller’s or SYC’s patent departments or similar departments serving such function prior to the Closing for consideration of whether to seek a patent on the invention disclosed therein and which are related to the Business.

(m)           “Employment Liabilities” shall mean all Liabilities arising (A) out of Seller’s and SYC’s (i) use of independent contractors prior to the Closing or (ii) employment or service relationships with any Person prior to the Closing, and (B) under the Worker Adjustment and Retraining Notification Act (or other similar law) for any employee termination conducted by Seller and SYC.

(n)          “Environmental Law” shall mean any and all Laws, relating to the protection of the environment (including ambient air, surface water, groundwater or land) or human health as affected by the environment or Hazardous Substances or otherwise relating to the production, use, emission, storage, treatment, transportation, recycling, disposal, discharge, release, labeling or other handling of any Hazardous Substances or any products or wastes containing any Hazardous Substances including any Laws related to product take-back or content requirements, or the investigation, clean-up or other remediation or analysis of Hazardous Substances, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Clean Water Act, European Union Directive 2002/96/EC on waste electrical and electronic equipment (“WEEE Directive”), European Union Directive 2002/95/EC on the restriction on the use of hazardous substances (“RoHS Directive”), China’s Administrative Measures on the Control of Pollution Caused by Electronic Information Products (“China RoHS”), and Directive 2006/121/EC of the European Parliament and of the Council of 18 December 2006 on the Registration, Evaluation, Authorisation and Restriction of Chemicals, as amended (“REACH Directive”).

(o)          “Equity Interest” shall mean capital stock, membership interests, options, warrants, stock appreciation rights, or rights to subscribe for, calls or other instruments exercisable for, or convertible into, the capital stock, membership interests or similar equity interests of any Person.

(p)          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statue, rules and regulations thereto.

(q)           “ERISA Affiliate” includes any trade or business (whether or not incorporated) which would be treated as a single employer with Seller or SYC under Section 414 of the Code.

(r)          “Escrow Fund” shall mean the escrow fund established under the Escrow Agreement.

(s)          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(t)          “Final Allocation” shall mean the allocation of the Purchase Price for the Transferred Assets as finally determined pursuant to Section 2.5(c).

(u)          “GAAP” shall mean generally accepted accounting principles in the United States, consistently applied.

(v)          “Governmental Authority” shall mean any government, any governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any court, tribunal or judicial body, in each case whether federal, state, county, provincial, and whether local or foreign.

(w)          “Hazardous Substance” shall mean any substance, material or waste that is characterized or regulated under any Environmental Law as “hazardous,” “pollutant,” “contaminant,” “toxic” or words of similar meaning or effect, or is otherwise a danger to health, reproduction or the environment, including petroleum and petroleum products, polychlorinated biphenyls and asbestos.

(x)          “Hazardous Materials Activities” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, labeling or marking, sale, or distribution of any Hazardous Substance or any product or waste containing a Hazardous Substance, or product manufactured with ozone depleting substances, including, without limitation, any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any product take-back or product content requirements.

(y)          “Indebtedness” shall mean, with respect to the Seller and SYC, (i) all indebtedness for borrowed money, (ii) all indebtedness evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations to pay the deferred purchase price of property or services (other than accounts payable incurred in the ordinary course of business determined in accordance with GAAP), (iv) all obligations with respect to capital leases, (v) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (vi) all reimbursement and other payment obligations, contingent or otherwise, in respect of letters of credit and similar surety instruments, and (vii) all guaranty obligations with respect to the  types of Indebtedness listed in clauses (i) through (vi) above.

(z)          “Intellectual Property Rights” shall mean common law and statutory rights anywhere in the world arising under or associated with (i) patents, patent applications and inventors’ certificates, (ii) copyrights, copyright registrations, copyright applications and “moral” rights, (iii) the protection of trade and industrial secrets and confidential information (“Trade Secrets”), (iv) trademarks, trade names, service marks, brand names, certifications, domain names and URLs (“Trademarks”), (v) other proprietary rights relating or with respect to the protection of technology, (vi) divisions, continuations, renewals, reissuances and extensions of the foregoing (as applicable) and (vii) analogous rights anywhere in the world to those set forth above.

(aa)       “Invention Disclosures” shall mean both Documented Invention Disclosures and Undocumented Invention Disclosures.

(bb)       “IRS” shall mean the United States Internal Revenue Service or any successor thereto.

(cc)       “Knowledge” of Seller, with respect to any matter in question, shall mean the actual knowledge of any of the directors and executive officers of Seller, SYC and general managers of Seller and SYC providing services to the Business, or the knowledge that any of the foregoing persons would reasonably be expected to have after making due inquiry of those persons who would reasonably be expected to have actual knowledge of the matter in question.

(dd)      “Law” shall mean any and all applicable federal, state, local, municipal, foreign or other law, statute, treaty, constitution, principle of common law, resolution, ordinance, code, edict, decree, directive, guidance, order, rule, regulation, ruling or requirement issues, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

(ee)       “Legal Proceeding” shall mean any action, claim, suit, litigation, proceeding (public or private), arbitration, criminal prosecution, audit or investigation whether or not before any Governmental Authority.

(ff)         “Liabilities” shall mean any liability, indebtedness, obligation or commitment of any kind, nature or character (whether accrued, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet under GAAP).

(gg)      “Lien” shall mean (i) any lien, pledge, hypothecation, charge, mortgage, deed of trust, security interest, assignment for security, collateral assignment, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), (ii) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to any asset or (iii) any agreement to give any of the foregoing described in clause (i) or (ii) or other preferential arrangement having the practical effect of any of the foregoing described in clause (i) or (ii).

(hh)      “Losses” shall mean any and all deficiencies, judgments, settlements, demands, claims, actions or causes of action, assessments, Liabilities, losses, damages, interest, fines, penalties, costs and expenses (including reasonable legal, accounting and other costs and expenses) incurred in connection with investigating, defending, settling or satisfying any and all demands, claims, actions, causes of action, suits, proceedings, assessments, judgments or appeals.

(ii)         “MBCA” shall mean the Massachusetts Business Corporation Act, or any successor statute thereto.

(jj)         “Montreal Sublease” shall mean a sublease entered into by SYC, as sublandlord, and Buyer, as subtenant, for SYC’s Montreal leased premises (the “Montreal Subleased Property”), in the form of Schedule 1.1(jj).

(kk)       “Net Assets at Closing” shall mean the difference between the value of the Transferred Assets and Assumed Liabilities determined in accordance with GAAP and in a manner consistent with the Business Financial Statements for the Business on the Closing Date and does not reflect the Excluded Assets and Excluded Liabilities and decreases in the value of fixed assets or intangible assets of the Business resulting from depreciation and amortization of goodwill after June 30, 2009, as determined pursuant to Section 2.10.

(ll)         “Open Source License” shall mean any license, including, but not limited to, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License, requiring software or other material to be distributed as “free software”, “open source software” or under similar licensing or distribution terms.

(mm)     “Order” shall mean any judgment, decision, decree, injunction, ruling, writ, assessment or order of any Governmental Authority that is binding on any Person or its property under applicable Laws.

(nn)      “Payoff Letter” means a letter from a creditor of Seller or SYC that indicates the principal amount of Indebtedness for borrowed money owed by the aforementioned to such creditor, accrued and unpaid interest thereon and the amount necessary to be paid at the Closing or within five days of the Closing in order to pay off the Indebtedness in full, which letter includes instructions for making such payment.

(oo)      “Permit” shall mean any permit, license, authorization, consent, approval or franchise from a Governmental Authority.

(pp)      “Permitted Liens” shall mean any or all of the following: (a) (i) Liens for Taxes and other similar governmental charges and assessments which are not yet due and payable or (ii) Liens for Taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been established in accordance with GAAP, such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation and the failure to make payment pending such contest would not have a Business Material Adverse Effect; (b) Liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like Liens arising in the ordinary course of business for sums not yet due and payable; (c) statutory Liens, licenses, charges, adverse claims, security interests or encumbrances of any nature whatsoever existing as of the Closing Date and claimed or held by any Governmental Authority that are related to obligations arising in the ordinary course of business that are not due or delinquent; (d) security given in the ordinary course of business as of the Closing Date to any public utility, Governmental Authority or other statutory or public authority; (e) Liens imposed on the underlying fee interest in leased property that are identified on Schedule 1.1(pp); and (f) assets of customers of the Seller and SYC identified on Schedule 1.1(pp) that are in the Seller’s and SYC’s possession and in accordance with GAAP are treated as assets of the Seller or SYC, while title to such assets remains with such customers.

(qq)      “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

(rr)        “Pre-Closing Hazardous Materials Activities” shall mean any Hazardous Materials Activity conducted on the Business Facilities prior to the Closing Date or otherwise occurring prior to the Closing Date in connection with the conduct of the Business.

(ss)       “Pre-Existing Contamination” shall mean the presence on or before the Closing Date of any Hazardous Substance in the soil, groundwater, surface water, air or building materials of the Business Facilities.

(tt)        “Registered Intellectual Property” shall mean applications, registrations and filings for Intellectual Property Rights that have been registered, filed, certified or otherwise perfected or recorded with or by any state, government or other public or quasi-public legal authority.

(uu)      “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002.

(vv)      “SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

(ww)     “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

(xx)        “Seller Acquisition Proposal” shall mean any offer or proposal (other than any offer or proposal by Buyer) relating to any Seller Acquisition Transaction.

(yy)       “Seller Acquisition Transaction” shall mean any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving:

  (i)           any acquisition or purchase from Seller or any of its Subsidiaries by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of voting securities of Seller or any of its Subsidiaries representing, in the aggregate, ten percent (10%) or more of the total voting power of any class or series of any then outstanding voting securities of Seller or any of its Subsidiaries, or any tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) beneficially owning voting securities of Seller or any of its Subsidiaries representing, in the aggregate, ten percent (10%) or more of the total voting power of any class or series of any then outstanding voting securities of Seller or any of its Subsidiaries;

  (ii)          any merger, consolidation, business combination or other similar transaction involving Seller or any of its Subsidiaries pursuant to which the stockholders of Seller immediately preceding such transaction hold, in the aggregate, less than ninety percent (90%) of the equity or other similar interests in the surviving or resulting entity of such transaction;

  (iii)         any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of (A) ten percent (10%) or more of the assets of Seller, SYC and their respective Subsidiaries taken as a whole (measured by the lesser of book or fair market value thereof), or (B) assets of Seller, SYC and their respective Subsidiaries, taken as a whole, generating or representing, in the aggregate, ten percent (10%) or more of the consolidated revenues, operating income or net income of Seller, SYC and their respective Subsidiaries, taken as a whole;

 (iv)         any liquidation, dissolution, recapitalization or other significant corporate reorganization of Seller or any of its Subsidiaries; or

  (v)           any combination of the foregoing.

(zz)        “Seller Board” shall mean the Board of Directors of Seller.

(aaa)     “Seller Employee Benefit Plans” shall mean (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA and (ii) all other employment, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement (including early retirement and supplemental retirement), disability, insurance, vacation, incentive, deferred compensation, supplemental retirement, termination, retention, change of control and other similar fringe, welfare or other employee benefit plans, programs, agreements, contracts, policies or arrangements (whether or not in writing) maintained or contributed to for the benefit of or relating to any current or former employee or director of Seller or SYC or any of their respective ERISA Affiliates, or with respect to which Seller or SYC has any material Liability.

(bbb)    “Seller Intellectual Property” shall mean any and all Intellectual Property Rights that are owned or purported to be owned by, or held in the name of, Seller or SYC.

(ccc)     “Seller Product” shall mean all products, technologies and services developed (including products, technologies and services under development), owned, made, provided, distributed, imported, sold or licensed by or on behalf of Seller or SYC.

(ddd)    “Seller’s Retained Environmental Liabilities” means any Liability to indemnify, defend or reimburse any Person with respect to: (i) a Pre-Existing Contamination; (ii) the migration at any time prior to or after the Closing Date of Pre-Existing Contamination to any other real property, or the soil, groundwater, surface water, air or building materials thereof; (iii) any Pre-Closing Hazardous Materials Activity; (iv) the exposure of any person prior to the Closing Date to Pre-Existing Contamination or to Hazardous Substances in the course of or as a consequence of any Pre-Closing Hazardous Materials Activities, without regard to whether any health effect of the exposure has been manifested as of the Closing Date; (v) the violation of any Environmental Laws by the Seller (in connection with the Business) or any Subsidiary or any of their respective agents, employees, predecessors in interest, contractors, invitees or licensees prior to the Closing Date or in connection with any Pre-Closing Hazardous Materials Activities prior to the Closing Date; and (vi) any actions or proceedings brought or threatened by any third party with respect to any of the foregoing.

(eee)     “Source Code” shall mean software and code, which may be printed out or displayed in human readable form or from which object or other executable code can be derived by compilation or otherwise.

(fff)       “Subsidiary” of any Person shall mean (i) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one of more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (ii) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

(ggg)    “Tax” shall mean (i) any and all federal, state, local and foreign taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period (including any liability under Treasury Regulation Section 1.1502-6 or any comparable provision of foreign, state or local Law) and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.

(hhh)    “Tax Returns” shall mean all returns, declarations, reports, estimates, statements and other documents required to be filed in respect of any Taxes, including any amendments or attachments thereto.

(iii)        “Transferred Disclosures” shall mean (i) the Documented Invention Disclosures listed on Schedule 6.4(b), (ii) the Undocumented Invention Disclosures (including Undocumented Invention Disclosures between the date of this Agreement and the Closing Date), and (iii) all other Invention Disclosures that come into existence between the date of this Agreement and the Closing Date by employees of Seller or SYC employed in the Business.

(jjj)        “Transferred Employees” shall mean all employees (i) of any of the Selling Entities who are offered and accept employment by Buyer or any Subsidiary of Buyer and (ii) of any of the Selling Entities outside the U.S., who remain or become employees of Buyer or any Subsidiary of Buyer as required by applicable Laws.

(kkk)     “Undocumented Invention Disclosures” means those patentable inventions (other than the Documented Invention Disclosures) that were first conceived and described in a writing by an employee of Seller or SYC in the two-year period prior to Closing and related to the Business.

1.2           Additional Definitions.  The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
2009-2010 PARI R&D Grant	7.3
Accounting Firm	2.10(d)
Accounting Report	2.10(a)
Agreed Adjustments	2.10(c)
Agreement	Preamble
Appraiser	2.5(c)
Assumed Claims	2.3(b)
Assumed Liability	2.3
Assumed Liabilities	2.3
Business Financial Statements	3.5
Buyer	Preamble
Buying Entity	2.5(c)
Buying Entities	2.5(c)
Buyer Indemnified Parties	11.1
Cash Portion	2.5(a)
Closing	2.8(a)
Closing Date	2.8(a)
Collective Bargaining Agreements	3.14(a)
Confidentiality Agreement	6.4(a)
Consent	3.3(b)
Dispute Notice	2.10(b)
EAR	3.8(a)
Effective Time	2.8(c)
Escrow Agreement	Recitals
Excluded Asset	2.2
Excluded Assets	2.2
Excluded Liabilities	2.4
Excluded Liability	2.4
FAR	3.20(a)
Financial Schedules Date	2.1(a)
Incentives	3.12(n)
Indemnified Parties	11.2
Indemnity Basket	11.3(b)
In-Licenses	3.18(h)
IP-Licenses	3.18(i)
ITAR	3.8(a)
Leased Real Property	3.15(b)
Leases	3.15(b)
Material Contract	3.11(a)

Term	Section Reference
Material In-Licenses	3.18(h)
Material IP-Licenses	3.18(i)
Material Out-Licenses	3.18(i)
Montreal Business	1.1(d)
Montreal Business Financial Statements	3.5
Montreal Interim Financial Statements	3.5
Non-Assignable Asset	2.9(a)
Out-Licenses	3.18(i)
Potentially Insured Claims	11.5
Pre-Closing Taxes	8.1(a)
Pre Closing Tax Period	8.1(a)
Preliminary Purchase Price Allocation	2.5(c)
Purchase Price	2.5(a)
Related Agreements	Recitals
Salem Leased Property	6.8
Seller	Preamble
Seller Disclosure Schedule	Article III
Seller Inventory	3.24(a)
Seller Licensee	3.18(b)
Seller Registered Intellectual Property	3.18(a)
Selling Entities	2.5(c)
Selling Entity	2.5(c)
Seller Indemnified Parties	11.2
SOF Business	1.1(d)
SOF Business Financial Statements	3.5
SOF Interim Financial Statements	3.5
Straddle Period	8.1(a)
Termination Date	10.1(b)
Third Party Insurance	11.5
Transfer Taxes	2.6
Transferred Asset	2.1
Transferred Assets	2.1
Transferred Claims	2.1(e)
Transferred Contracts	2.1(c)
Transferred Intellectual Property	2.1(b)
Transferred Permits	2.1(d)
Transferred Tangible Property	2.1(a)
Transition Services Agreement	Recitals
Visible Lasers	6.11

1.3           Certain Interpretations.

(a)         Unless otherwise indicated, all references herein to Sections, Articles, Annexes, Exhibits or Schedules, shall be deemed to refer to Sections, Articles, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.

(b)         Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(c)         Unless otherwise indicated, all references herein to dollars or “$” shall mean and refer to U.S. denominated dollars.

(d)         The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(e)         Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(f)          The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

ARTICLE II

PURCHASE AND SALE

2.1           Transferred Assets.  Upon the terms and subject to the conditions set forth in this Agreement (including the terms of Section 2.2), at the Closing, Seller and SYC shall (and shall cause one or more of their respective Subsidiaries to) irrevocably sell, transfer, convey, assign and deliver to Buyer or one or more of its Subsidiaries, and Buyer shall (and, if applicable, shall cause one or more of its Subsidiaries to) irrevocably purchase from Seller, SYC and their respective Subsidiaries, in each case free and clear of all Liens other than Permitted Liens, all right, title and interest of Seller, SYC and their respective Subsidiaries as of the Closing in and to all assets, properties and rights of Seller, SYC and its Subsidiaries that are primarily used or held for use in, or primarily related to, the Business, wherever located (each, a “Transferred Asset” and collectively, the “Transferred Assets”), including the following:

(a)         the tangible personal property identified on Schedule 2.1(a) which is dated as of October 9, 2009 (the “Financial Schedules Date”) and the tangible personal property and trade fixtures owned by Seller or SYC and located at the Montreal Subleased Property and Salem Leased Property, as well as the tangible personal property that is primarily used or held for use in, or primarily related to, the Business that has been acquired by Seller, SYC and their respective subsidiaries during the period of time between the Financial Schedules Date and the Closing (collectively, the “Transferred Tangible Property”);

(b)         all Seller Intellectual Property that (i) would be infringed or misappropriated absent a license by the operation of the Business in the manner conducted prior to the Closing or (ii) was created by any employee of or consultant to the Business, including the Registered Intellectual Property identified on Schedule 2.1(b) (collectively, whether or not identified on Schedule 2.1(b), the “Transferred Intellectual Property”), together with all goodwill of the Business associated with any Trademarks included therewith, and the right to all past and future damages arising from any third party infringement or other violation of such Transferred Intellectual Property;

(c)         all contracts identified on Schedule 2.1(c) (collectively, whether or not identified on Schedule 2.1(c), the “Transferred Contracts”), together with all rights and benefits thereunder;

(d)         all Permits identified on Schedule 2.1(d) (collectively, whether or not identified on Schedule 2.1(d), the “Transferred Permits”), together with all rights thereunder;

(e)         all claims, actions, causes of action, choses in action, rights of recovery, rights of setoff, rights of recoupment, rights of indemnification and all other similar rights of any kind or nature (the “Transferred Claims”);

(f)          all accounts receivable and prepaid expenses;

(g)         copies of all books and records and originals of all ledgers, files, documents and correspondence, customer, supplier, advertiser, circulation and other lists (including subscriber lists), invoices and sales data, and studies, reports and other printed or written materials or data owned by Seller and SYC as of the Closing that relate to the Business; and

(h)         the other assets identified on Schedule 2.1(h).

2.2           Excluded Assets.  Notwithstanding anything to the contrary set forth in Section 2.1 or elsewhere in this Agreement, Seller and SYC shall not (and shall not cause any of their respective Subsidiaries) sell, transfer, convey, assign and deliver to Buyer or any of its Subsidiaries any assets, properties and rights of Seller, SYC or any of their respective Subsidiaries other than the Transferred Assets, and Buyer shall not purchase (or cause any of its Subsidiaries to purchase) from Seller, SYC or any of their respective Subsidiaries any assets, properties or rights of Seller, SYC or any of their respective Subsidiaries other than the Transferred Assets.  Without limiting the generality of the foregoing, for all purposes of and under this Agreement, “Transferred Assets” shall not include any assets, properties or rights of Seller or any of its Subsidiaries other than the Transferred Assets (each, an “Excluded Asset” and collectively, the “Excluded Assets”), and shall expressly exclude the following, in each case whether or not used or held for use in, necessary for or that primarily relate to the Business:

(a)           all Equity Interests and the corporate charter and bylaws, qualifications to transact business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, records and ledgers, blank stock certificates and other documents relating to organization, maintenance and existence of any Subsidiaries of Seller;

(b)           the tangible personal property identified on Schedule 2.2(b);

(c)            the Registered Intellectual Property identified on Schedule 2.2(c);

(d)           all interests in real property other than pursuant to the Montreal Sublease;

(e)            the Contracts identified on Schedule 2.2(e);

(f)            the Permits identified on Schedule 2.2(f);

(g)           all insurance policies;

(h)           the claims, actions, causes of action, choses in action, rights of recovery, rights of setoff, rights of recoupment and rights of indemnification identified in Schedule 2.2(h), as well as all claims, actions, causes of action, choses in action, rights of recovery, rights of setoff, rights of recoupment and rights of indemnification that directly relate to or arise out of any Excluded Assets or Excluded Liabilities;

(i)            the books, records, ledgers, files, documents and correspondence, all customer, supplier, advertiser, circulation and other lists (including subscriber lists), all invoices and sales data, and all studies, reports and other printed or written materials or data identified in Schedule 2.2(i);

(j)            all assets of and rights under any Seller Employee Benefit Plans;

(k)           all cash and cash equivalents;

(l)            all refunds for Taxes; and

(m)          all rights of Seller and SYC under this Agreement, the Related Agreements and any other agreements, contracts, certificates or instruments executed and delivered by Seller or SYC in connection with this Agreement and the transactions contemplated hereby; and

(n)           the other assets identified on Schedule 2.2(n).

2.3           Assumed Liabilities. Upon the terms and subject to the conditions set forth in this Agreement (including the terms of Section 2.4), at the Closing, Buyer shall (or shall cause one or more of its Subsidiaries to) irrevocably assume from Seller and SYC, and Seller and SYC shall irrevocably assign to Buyer or one or more of its Subsidiaries, only the following Liabilities of Seller and SYC as of the Closing that relate to the Business (each, an “Assumed Liability” and collectively, the “Assumed Liabilities”):

(a)           all Liabilities of Seller and SYC under the Transferred Contracts identified on Schedule 2.1(c);

(b)           all Liabilities of Seller and SYC arising out of or in connection with the third party claims, actions, causes or action, choses in action, rights of recovery, rights of setoff, rights of recoupment and rights of indemnification against Seller and SYC identified on Schedule 2.3(b) (collectively, the “Assumed Claims”);

(c)           all accounts payable related to the Business identified on Schedule 2.3(c) which is dated as of the Financial Schedules Date, as well as accounts payable to the extent related to the Business that have arisen during the period of time between the Financial Schedules Date and the Closing;

(d)           all Liabilities that arise after the Closing with respect to periods commencing after the Closing relating to the Transferred Employees;

(e)            the Liabilities identified on Schedule 2.3(e).

2.4           Excluded Liabilities.  Buyer shall not assume (and shall not cause any of its Subsidiaries to assume) from Seller, SYC or any of their respective Subsidiaries any Liabilities other than the Assumed Liabilities.  Without limiting the generality of the foregoing, for all purposes of and under this Agreement, “Assumed Liabilities” shall not include any Liabilities of Seller, SYC or any of their respective Subsidiaries other than the Assumed Liabilities (each, an “Excluded Liability” and collectively, the “Excluded Liabilities”), and shall expressly exclude the following, in each case whether or not related to the Business:

(a)           all Liabilities that relate to or arise out of any Excluded Assets or other Excluded Liabilities;

(b)           all Liabilities under the Seller Employee Benefit Plans and all Employment Liabilities;

(c)           all Liabilities of Seller, SYC and their respective Subsidiaries for Taxes payable by Seller, SYC and their respective Subsidiaries, including Taxes that are the Liability of Seller, SYC and their respective Subsidiaries pursuant to and in accordance with the terms of Section 2.6 and Article VIII;

(d)           all Liabilities of Seller, SYC and their respective Subsidiaries arising out of or in connection with any third party claims, actions, causes or action, choses in action, rights of recovery, rights of setoff, rights of recoupment and rights of indemnification against Seller, SYC and their respective Subsidiaries other than the Assumed Claims;

(e)           all Liabilities of Seller and SYC for fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby;

(f)            Seller’s Retained Environmental Liabilities;

(g)           all Liabilities of Seller, SYC and any of their respective Subsidiaries under this Agreement and any other agreements, contracts, certificates or instruments executed and delivered by Seller, SYC or any of their respective Subsidiaries in connection with this Agreement and the Transactions contemplated hereby; and

(h)           the Liabilities identified on Schedule 2.4(h).

2.5           Consideration for Transferred Assets.

(a)           Consideration.  The aggregate purchase price (the “Purchase Price”) for the Transferred Assets shall consist of (i) $15,000,000 in cash (the “Cash Portion”), (ii) the amount, if any, payable by Buyer or Seller in accordance with Section 2.10(f) hereof and (iii) assumption of the Assumed Liabilities.

(b)           Payment in Full.  (A) The delivery of the Cash Portion by Buyer (or one or more of its Subsidiaries), (i) minus the sum of the deposit of $750,000 of the Cash Portion in the Escrow Fund, (ii) plus the amount, if any, payable by Buyer or Seller in accordance with Section 2.10(f) (which may be a positive or negative number, which will result in an increase or a decrease in the cash amount paid, as applicable) and (iii) minus the payment of the amounts set forth in the Payoff Letter, and (B) the assumption of the Assumed Liabilities by Buyer (or one or more of its Subsidiaries) pursuant to and in accordance with the terms of this Agreement shall constitute payment in full for all of the Transferred Assets.  At or immediately following the Closing, Buyer will deposit $750,000 in the Escrow Fund.

(c)           Allocation of Transferred Assets, Assumed Liabilities and Purchase Price.  Within 60 days following the Closing Date, Buyer shall prepare a schedule setting forth Buyer (if applicable) and each Subsidiary of Buyer that will be purchasing Transferred Assets and/or assuming Assumed Liabilities pursuant to this Agreement (each, a “Buying Entity” and collectively, the “Buying Entities”) and which Transferred Assets such Buying Entities are purchasing and which Assumed Liabilities such Buying Entities are assuming.  Prior to the Closing, Seller shall prepare a schedule setting forth Seller and each Subsidiary of Seller that will be selling any Transferred Assets and/or assigning any Assumed Liabilities pursuant to this Agreement (each, a “Selling Entity” and collectively, the “Selling Entities”) and which Transferred Assets such Selling Entities are selling and which Assumed Liabilities such Selling Entities are assigning.  Within 60 days following the Closing Date, Buyer shall deliver to Seller a preliminary purchase price allocation among the Transferred Assets in accordance with Section 1060 of the Code (the “Preliminary Purchase Price Allocation”).  Within five (5) days after Seller's receipt of the Preliminary Purchase Price Allocation, the Preliminary Purchase Price Allocation shall be adjusted by the parties (or if the parties cannot agree within five (5) days, by a nationally or regionally recognized valuation firm mutually acceptable to Buyer and Seller (the “Appraiser”)).  The decision of the Appraiser with regard to the allocation of the Purchase Price among the Transferred Assets shall be final and binding on the Buying Entities and the Selling Entities, and the costs of the Appraiser shall be shared equally by the Buyer and Seller.  Each of Buyer and Seller, when reporting the transactions consummated hereunder in its own Tax Returns shall allocate the Purchase Price paid or received, as the case may be, in a manner that is consistent with the Final Allocation.  Additionally, each of Buyer and Seller will comply with, and furnish the information required by, Section 1060 of the Code, and any regulation thereunder.

2.6           Sales and Use Taxes.  Seller and SYC shall bear and pay any and all sales, use, goods and services, value added, transfer and other similar taxes arising out of the transfer of the Transferred Assets to Buyer or its designees pursuant hereto (the “Transfer Taxes”).  To the extent permitted by applicable Law, Buyer shall cooperate with Seller and SYC in minimizing such Transfer Taxes.  To the extent any Tax authority provides notice to Buyer of an audit of the Transfer Taxes, Buyer shall promptly notify Seller or any successor thereto and Seller and SYC or any successor thereto shall promptly assume responsibility for such audit and shall bear and pay when due any additional Transfer Taxes (plus interest and penalties determined to be due thereon) ultimately assessed with respect to the transfer of the Transferred Assets to Buyer or its designee pursuant hereto.  Buyer shall cause its Subsidiary, Coherent International LLC, to be the purchaser of the Transferred Assets of the Montreal Business.  Buyer represents that Coherent International LLC has made the appropriate registrations in the province of Quebec to obtain Goods and Services Tax and Quebec Sales Tax identification numbers and has obtained such identification numbers from the competent authorities.  SYC will, and Buyer shall cause Coherent International LLC to, undertake to file the joint elections provided for under subsection 167(1) of the Excise Tax Act (Canada) and article 75 of An Act respecting the Quebec sales tax  with the competent authorities by the due date for such filing.

2.7           Bulk Transfer Laws.  Buyer and Seller shall waive, to the fullest extent permitted by applicable Law, any and all bulk transfer or similar Laws that may apply to the transactions contemplated by this Agreement.  Notwithstanding the foregoing, Seller shall indemnify and hold Buyer and each of its designees who acquire Transferred Assets harmless from and against any and all Losses incurred by Buyer or such designee in respect of any such bulk transfer or similar Laws and Buyer’s or such designee’s noncompliance therewith or waiver thereof.

2.8           Closing.

(a)           Closing Place, Time and Date.  Unless this Agreement is earlier terminated pursuant to Section 10.1, the closing of the transactions contemplated by this Agreement (the “Closing”) shall be held at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California at 10:00 a.m. PDT on the date which is two (2) Business Days following the satisfaction or waiver (to the extent permitted hereunder) of the conditions set forth in Article IX (other than those conditions that by their terms are not capable of being satisfied or waived until the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions at the Closing), or at such other place and such other location, time and/or date as the parties hereto shall mutually agree.  For all purposes of and under this Agreement, “Closing Date” shall mean and refer to the actual date on which the Closing shall occur pursuant to this Agreement.

(b)           Closing Deliveries.

(i)           At the Closing, Seller shall deliver, or cause to be delivered, to Buyer or its designees the following:

a)           the Transferred Assets;

b)          such executed deeds, bills of sale, assignments or other instruments of transfer and assignment, and releases (including releases or terminations of Liens on the Transferred Assets other than Permitted Liens) as are reasonably necessary to consummate the sale and transfer of the Transferred Assets contemplated by this Agreement, all in form and substance reasonably satisfactory to Buyer and its counsel;

c)           the copy of resolutions of the Seller Board and the board of directors of SYC authorizing the execution, delivery and performance of this Agreement, the Related Agreements and each other agreement, document or certificate to which it is a party and is required to be delivered pursuant hereto or in connection herewith and authorizing the consummation of the transactions contemplated hereby and thereby by Seller and SYC and a certificate of the secretary or clerk of Seller, dated the Closing Date, to the effect that such resolutions were duly adopted and are in full force and effect;

d)          duly executed counterparts to each of the Related Agreements and the Montreal Sublease;

e)           certificates satisfying the requirements of Treasury Regulation § 1.1445-2(b) that exempt the Buyer Entities from any requirement to withhold Taxes under Code § 1445; and

f)           any and all other documents, instruments, certificates and agreements contemplated by Article IX, by the Related Agreements or as Buyer may reasonably request in order to effectively transfer to Buyer or its designees all of the Transferred Assets pursuant hereto to the fullest extent permitted by applicable Law.

(ii)           At the Closing, Buyer shall deliver, or cause to be delivered, to Seller or SYC (as Seller may direct) the following:

a)           an amount in cash equal to the Cash Portion (subject to the adjustments set forth in Section 2.5(b) above), payable in immediately available funds by wire transfer to an account designated by Seller to Buyer in writing not later than two Business Days prior to the Closing Date;

b)          duly executed counterparts to each of the Related Agreements and Montreal Sublease;

c)           such executed assignment and assumption instruments as are reasonably necessary to consummate the assumption of the Assumed Liabilities contemplated by this Agreement, all in form and substance reasonably satisfactory to Seller and its counsel;

d)          the copy of resolutions of the Buyer Board, or the board of directors of its designees as may be appropriate, authorizing the execution, delivery and performance of this Agreement, and each other agreement, document or certificate to which it is a party and is required to be delivered pursuant hereto or in connection herewith and authorizing the consummation of the transactions contemplated hereby and thereby by Buyer and a certificate of the secretary of Buyer, dated the Closing Date, to the effect that such resolutions were duly adopted and are in full force and effect; and

e)           any and all other instruments, certificates and agreements contemplated by Article IX, by the Related Agreements or as Seller may reasonably request in order to effectively make Buyer or one or more of its designees responsible for all Assumed Liabilities pursuant hereto to the fullest extent permitted by applicable Law.

(c)           Effective Time.  The effective date of the transfer of the Transferred Assets from Seller to Buyer or its designees pursuant hereto shall be the close of business on the day immediately preceding the Closing Date (the “Effective Time”).  From and after the Effective Time, the Business shall be conducted and the Transferred Assets shall be held for the account and benefit, and at the risk, of Buyer or its designees, as applicable.

2.9           Non-Assignable Assets.

(a)           Notwithstanding anything to the contrary set forth in this Agreement or any Related Agreement, this Agreement shall not constitute an agreement to assign any Contract or Permit that would otherwise be a Transferred Asset under this Agreement, or any benefit arising thereunder or resulting therefrom, if and to the extent that an attempted assignment, transfer or conveyance thereof, without the consent of a party thereto (other than Seller, SYC or any of their respective Subsidiaries) or Governmental Authority, as the case may be, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Buyer or any of its designees thereunder (each, a “Non-Assignable Asset”).  Prior to the Closing, Seller and SYC shall, and shall cause each of their respective Subsidiaries to, use all commercially reasonable efforts to obtain the consent of any Persons and Governmental Authorities that may be required in order to assign, transfer and convey all of the Transferred Contracts and Transferred Permits to Buyer or its designees pursuant to this Agreement.  If such consent is not obtained prior to the Closing, or if an attempted assignment, transfer or conveyance thereof would be ineffective or would adversely affect the rights thereunder so that Buyer would not receive substantially all such rights, (i) Seller shall, and shall cause each other Selling Entity to, continue to use reasonable best efforts to obtain the consent of any Persons or Governmental Authorities that may be required to assign, transfer or convey each Non-Assignable Asset to Buyer or its designees, and (ii) Seller and Buyer shall cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including by subcontracting, sub-licensing or sub-leasing to Buyer, or under which Seller would enforce for the benefit of Buyer, with Buyer assuming Seller’s obligations, any and all rights of Seller against a third party thereto.  Seller shall promptly pay to Buyer when received all monies received by Seller in respect of such Non-Assignable Assets or any benefit arising thereunder, except to the extent the same represents an Excluded Asset.  To the extent the benefits therefrom and obligations thereunder have been provided by alternative arrangements as provided above, any such Non-Assignable Asset shall be deemed to be a Transferred Asset, provided that Buyer shall not be responsible for any Liabilities (i) arising out of a claim of breach of such Non-Assignable Asset due to the establishment of the alternative arrangements, or (ii) arising out of such Non-Assignable Asset as a result of Seller’s action without Buyer’s approval in a manner inconsistent with the alternative arrangements.

(b)           In furtherance and not in limitation of Section 2.9(a), in the event that Seller is unable to obtain any required consent to the transfer at Closing to the Buyer of any Non-Assignable Asset and Seller and Buyer have failed to agree on alternate arrangements to an assignment reasonably satisfactory to Buyer, then (i) Seller shall remain a party to and shall continue to be bound by such Non-Assignable Asset, (ii) Buyer shall pay, perform and discharge fully all of the obligations of Seller thereunder from and after the Closing Date, upon the terms and subject to the conditions of such Non-Assignable Asset, (iii) Seller shall, without further consideration therefor, pay, assign and remit to Buyer promptly all monies, rights and other consideration received in respect of such Non-Assignable Asset on and after the Closing Date, and (iv) Seller shall, without further consideration therefor, exercise and exploit its rights and options under such Non-Assignable Asset in the manner and only to the extent directed by Buyer.  If and when any consent shall be obtained following the Closing Date with respect to the transfer by Seller to Buyer of any such Non-Assignable Asset or such Non-Assignable Asset shall otherwise become assignable following the Closing Date, Seller shall promptly assign all of its rights and obligations thereunder to Buyer, without further consideration therefor, and Buyer shall, without further consideration therefor, assume such rights and obligations, to the fullest extent permitted.  The existence of the provisions of this Section 2.9 shall not reduce or otherwise adversely affect any party’s ability to enforce any of its rights under this Agreement.

2.10         Closing Date Balance Sheet Adjustment.

(a)           As promptly as practicable, and in any event not later than sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Seller a written statement (the “Accounting Report”) setting forth Buyer’s good faith calculation of the Net Assets at Closing, which shall be based on Buyer’s review of the financial and other books and records of Seller, SYC and their respective Subsidiaries and such other documents as Buyer and Seller shall mutually agree.

(b)           Seller shall have the right to review the Accounting Report and, within thirty (30) days after the date of receipt of such Accounting Report, may deliver to Buyer a certificate (a “Dispute Notice”) setting forth its objections, if any, to the Accounting Report, together with a summary of the reasons therefor and calculations which, in its view, are necessary to eliminate such objections.  If Seller does not object within such thirty (30) day period, the determination of Net Assets at Closing as set forth in the Accounting Report shall be final and binding.

(c)           If Seller objects to the Accounting Report within such thirty (30) day period, Buyer and Seller shall negotiate in good faith and use their reasonable best efforts to resolve such objections by written agreement (the “Agreed Adjustments”) within fifteen (15) days of receipt by Buyer of the Dispute Notice.  If Buyer and Seller resolve such objections, the Accounting Report, as adjusted by the Agreed Adjustments, shall be the final and binding determination of the Net Assets at Closing.

(d)           If any such objections are not resolved by Agreed Adjustments within such fifteen (15) day period, then Buyer and Seller shall submit such unresolved objections to the national office of a nationally recognized accounting firm that is mutually acceptable to Buyer and Seller and that is not the current independent registered public accounting firm of either Buyer or Seller (the “Accounting Firm”).  The Accounting Firm shall act as an expert, not as an arbitrator, and shall be directed by Buyer and Seller to resolve such objections based solely on the written submissions of Buyer and Seller.  The Accounting Firm shall investigate only those items which are in dispute and shall not assign a value to any item that is (i) greater than the greatest value for such item claimed by either of Buyer or Seller or (ii) lower than the lowest value for such item claimed by either of Buyer or Seller.  The parties shall instruct the Accounting Firm to render its determination within 30 days of the referral of such matter thereto and to deliver written reports to each of Buyer and Seller setting forth its resolution of such unresolved objections.  The Accounting Report, after giving effect to any Agreed Adjustments and to the resolution of disputed matters by the Accounting Firm, shall be the final and binding determination of Net Assets at Closing.

(e)           The parties shall make available to the other parties to this Agreement and, if applicable, the Accounting Firm, (i) such books, records and other information (including work papers) as any of the foregoing may reasonably request to prepare or review the Accounting Report or any matters submitted to the Accounting Firm and (ii) those of its employees and representatives who were primarily responsible for the preparation of the Accounting Report or the Dispute Notice, as the case may be.  The fees and expenses of the Accounting Firm hereunder shall be paid by the party whose calculation or estimate of disputed items on an aggregate basis represents the greatest difference from the Accounting Firm’s determination of those items on an aggregate basis.

(f)           If Net Assets at Closing is greater than $4,561,072, and such difference is greater than $150,000, then Buyer shall promptly (and in any event within five (5) Business Days) pay such amount in excess of $150,000 to the Seller up to a maximum of $500,000 and (ii) if $4,561,072 is greater than the Net Assets at Closing, then Seller shall promptly (and in any event within five (5) Business Days) pay such amount in excess of $150,000 to the Buyer.

2.11         Further Action.  Seller shall, at any time and from time to time after the Closing Date, upon the request of Buyer, do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all such further deeds, assignments, transfers and other instruments of transfer and conveyance as may be required for the assigning, recording, transferring, granting and conveying to Buyer or its successors and assigns, or for aiding and assisting in collecting and reducing to possession, any or all of the Transferred Assets.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Except, with respect to any Section or subsection of this Article III, as set forth in the corresponding Section or subsection of the disclosure schedule delivered by Seller and SYC to Buyer on the date of this Agreement (the “Seller Disclosure Schedule”), Seller and SYC hereby represent and warrant to Buyer as is set forth in this Article III.  The number and section references in the Seller Disclosure Schedule shall correspond to the numbered and lettered paragraphs in the Agreement.  Information disclosed in a particular section or subsection of the Seller Disclosure Schedule shall be deemed to be disclosed and incorporated into any other section or subsection of the Seller Disclosure Schedule where such disclosure would otherwise be appropriate, but only to the extent that it is reasonably apparent from the express language of such disclosure that it applies to such other section or subsection. Headings, captions and cross-references in the Seller Disclosure Schedule are for convenience of reference only and shall in no way modify, limit or affect, or be considered in construing or interpreting any information provided herein.  The information contained in the Seller Disclosure Schedule is as of the date of the Agreement, but shall not alter the date as of which any representation or warranty is made pursuant to the Agreement. The inclusion of any information on any part of the Seller Disclosure Schedule shall not be deemed to be an admission or acknowledgement by the Seller, SYC or any of their respective Subsidiaries that such information is material or that such information includes any act or omission outside the ordinary course of business of the Seller or SYC. Nothing in the Seller Disclosure Schedule constitutes an admission of liability or obligation of the Seller or SYC or an admission against the interests of the Seller or SYC.

3.1           Organization and Standing.  Each Selling Entity (i) is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its respective organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), (ii) has the requisite corporate power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets, and (iii) is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except in any jurisdictions other than the State of New Hampshire, the city of Montreal or the province of Quebec, where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Business Material Adverse Effect.  No Selling Entity is in violation of its certificate of incorporation, bylaws or other applicable constituent documents in any material respect.

3.2           Authorization; Board Approval.

(a)           Each Selling Entity has all requisite corporate or other organizational power and authority to execute and deliver this Agreement and any Related Agreement to which it will be a party, to consummate the transactions contemplated by this Agreement and the Related Agreements and to perform its obligations hereunder and thereunder.  The execution and delivery by each Selling Entity of this Agreement and the Related Agreements to which it will be a party and the consummation by each Selling Entity of the transactions contemplated by this Agreement and the Related Agreements have been duly authorized by all necessary corporate action on the part of each Selling Entity, and no additional corporate or other actions or proceedings on the part of any Selling Entity is necessary to authorize, adopt or approve this Agreement and the Related Agreements and the transactions contemplated hereby and thereby.  This Agreement has been, and each of the Related Agreements upon their execution and delivery will be, duly executed and delivered by each Selling Entity party thereto and, assuming the due authorization, execution and delivery by Buyer, constitutes a legal, valid and binding obligation of each such Selling Entity, enforceable against such Selling Entity in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and (b) is subject to general principles of equity.

(b)           On October 7, 2009, by unanimous written consent of the entire Board of Directors of the Seller, the Seller Board unanimously approved this Agreement and the transactions contemplated hereby, including the transfer of the Transferred Assets.  As of the date hereof, the Seller Board has not rescinded or modified in any way the foregoing determinations and actions.

(c)           No action on the part of the stockholders of Seller is required to approve the sale of the Transferred Assets contemplated hereby.  The approval of the sole stockholder of SYC is required to approve the sale of the Transferred Assets contemplated hereby.

3.3          Non-contravention; Required Consents.

(a)           The execution, delivery and performance of this Agreement and the Related Agreements by each Selling Entity party thereto, the consummation by each Selling Entity of the transactions contemplated by this Agreement and the Related Agreements and the compliance by each Selling Entity with any of the terms hereof and thereof do not and will not (i) violate or conflict with any provision of the certificates of incorporation or bylaws or other constituent documents of any of the Selling Entities, (ii) subject to obtaining such Consents identified in Section 3.3(a)(ii) of the Seller Disclosure Schedule, violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any Contract to which any of the Selling Entities is a party or by which any of the Selling Entities or any of their respective properties or assets may be bound, (iii) violate or conflict with any Law or Order applicable to any of the Selling Entities or by which any of their properties or assets are bound or (iv) result in the creation of any Lien upon any of the Transferred Assets, except in the case of each of clauses (ii), (iii) and (iv) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or Liens which would not, individually or in the aggregate, have a Business Material Adverse Effect.

(b)           No consent, approval, Order or authorization of, or filing or registration with, or notification to (any of the foregoing being a “Consent”), any Governmental Authority is required on the part of any of the Selling Entities in connection with the execution, delivery and performance of this Agreement and the Related Agreements by each Selling Entity party thereto, the consummation by each Selling Entity of the transactions contemplated by this Agreement and the Related Agreements and the compliance by each Selling Entity with any of the terms hereof and thereof.

3.4          Controls; Compliance.

(a)           Seller and SYC have established and maintain, adhere to and enforce a system of internal accounting controls which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Seller and SYC, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Seller and SYC are being made only in accordance with appropriate authorizations of management and Seller Board and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Seller and SYC that could have a material effect on Seller’s financial statements.  Except as Seller has disclosed in its quarterly and annual reports filed with the SEC (all of which have been remediated), neither Seller nor SYC (including any employee thereof) nor Seller’s independent auditors has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal accounting controls utilized by Seller and SYC, (B) any fraud, whether or not material, that involves Seller’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Seller and SYC or (C) any claim or allegation regarding any of the foregoing.

(b)           Seller has established and maintains disclosure controls and procedures required by Rules 13a-15(e) or 15d-15(e) under the Exchange Act that are designed to ensure that information required to be disclosed by Seller in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Seller’s management to allow timely decisions regarding required disclosure.

3.5          Business Financial Statements.  Section 3.5 of the Seller Disclosure Schedule sets forth the following financial statements with respect to the Business: (i) unaudited balance sheet and income statement as of and for the years ended December 31, 2007 and 2008 for the SOF Business (the “SOF Business Financial Statements”); and (ii) unaudited balance sheet and income statement for the six-month period ended June 30, 2009 for the SOF Business (“SOF Interim Financial Statements”); (iii) the unaudited balance sheet and income statement as of and for the years ended December 31, 2007 and 2008 for the Montreal Business (the “Montreal Business Financial Statements”); and (iv) unaudited balance sheet and income statement as of and for the six-month period ended June 30, 2009 for the Montreal Business (“Montreal Interim Financial Statements” and together with the SOF Business Financial Statements, SOF Interim Financial Statements and Montreal Business Financial Statements, the “Business Financial Statements”).  The Business Financial Statements have been prepared in accordance with GAAP applied on a consistent basis (except as may be noted therein), and present fairly, in all material respects, the financial position and the results of operations of the SOF Business and the Montreal Business as of the respective dates thereof or for the periods then ended, except that such financial statements do not include footnotes that would be required by GAAP.

3.6          No Undisclosed Liabilities; Indebtedness.  There are no Liabilities related to the Business of any nature other than (a) Liabilities that are fully accrued or otherwise reserved against in the Balance Sheet, (b) Liabilities under this Agreement, (c) Liabilities incurred in connection with the transactions contemplated by this Agreement, (d) executory obligations under any Transferred Contract, and (e) other Liabilities that have not, individually or in the aggregate, had a Business Material Adverse Effect.  Assuming that the amounts set forth in the Payoff Letter are paid in full at the Closing, immediately after the Closing, neither Buyer nor SYC shall have any Indebtedness of the type described in clauses (i), (ii), (iv) and (vii) in the definition thereof.

3.7          Absence of Certain Changes.  Since June 30, 2009, except for actions expressly contemplated by this Agreement, the Business has been conducted, in all material respects, in the ordinary course consistent with past practice, and there has not been or occurred any of the following with respect to the Business:

(a)          any event, development, change, circumstance or condition that has had, individually or in the aggregate, a Business Material Adverse Effect (whether or not any events, developments, changes, circumstances or conditions occurring prior to June 30, 2009 caused or contributed to the occurrence of such Business Material Adverse Effect);

(b)           any sale, transfer or other disposition of any of the Transferred Assets, except in the ordinary course of business consistent with past practice and which are not, individually or in the aggregate, material to the Business;

(c)           any damage, destruction or other casualty loss (whether or not covered by insurance) with respect to any of the Transferred Assets;

(d)           any change in any method of accounting or accounting principles or practice, or Tax election, except for any such change required by reason of a change in GAAP or regulatory accounting principles;

(e)           (i) any incurrence or assumption of any long-term or short-term debt or issuance of any debt securities except for short-term debt incurred to fund operations of the Business in the ordinary course of business consistent with past practice, (ii) any assumption, guarantee or endorsement of the obligations of any other Person, (iii) any loan, advance or capital contribution to, or other investment in, any other Person (other than customary loans or advances to employees or direct or indirect wholly-owned Subsidiaries of Seller, in each case in the ordinary course of business consistent with past practice) or (iv) any mortgage or pledge of any assets, tangible or intangible, or any creation of any Lien thereupon;

(f)           any plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any of the Selling Entities;

(g)           any payment, discharge or satisfaction of any claim, Lien, obligation or Liability of the Business, other than (i) Permitted Liens, (ii) the payment, discharge or satisfaction of claims, Liens, obligations or Liabilities reflected or reserved against in the Balance Sheet or (iii) in the ordinary course of business;

(h)           any disposition of or lapse of any right to the use of any of the Transferred Intellectual Property, or application therefor or any disposition of, or to Seller’s Knowledge any disclosure of any Trade Secrets or other confidential information constituting Transferred Intellectual Property to Persons not bound by confidentiality obligations;

(i)           the making of any capital expenditure or commitment in excess of $10,000 for additions to property, plant, equipment, intangible or capital assets or for any other purpose, other than for emergency repairs or replacements and other than commitments that may be canceled by Buyer without fee or penalty or any other payment with 30 days notice or less;

(j)            any entry related to the Business, into any Collective Bargaining Agreement, or any experience of any organized slowdown, work interruption, strike or work stoppage;

(k)           any granting by Seller or SYC of any increase in compensation or fringe benefits to any Business Employee, except for normal increases of cash compensation in the ordinary course of business consistent with past practice (other than to directors or officers of Seller), or any payment by Seller or SYC of any bonus to any Business Employee, except for bonuses made in the ordinary course of business consistent with past practice (other than to directors or officers of Seller), or any granting by Seller or SYC of any increase in severance or termination pay to any Business Employee or any entry by Seller or SYC into any currently effective employment, severance, termination or indemnification agreement with any Business Employee or any agreement with any Business Employee the benefits of which are contingent or the terms of which are materially altered upon the occurrence of the transactions contemplated hereby (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with Business Employees who are not officers and are terminable “at will” without Seller or SYC incurring any material liability or financial obligation) or any other change in the compensation or benefits structure applicable to the Business Employees in a manner that adversely affects in a material respect the cost structure of the Business;

(l)            any other transaction or Material Contract other than in the ordinary course of business consistent with past practice; or

(m)          any Contract, whether in writing or otherwise, to take any of the actions identified in this Section 3.7.

3.8          Compliance with Laws and Orders.

(a)           The Business is being conducted in compliance with all applicable Laws and Orders.  Seller and SYC, in operating the Business, have complied with all U.S. export control Laws regarding any export of its products or technology, including the Export Administration Regulations (“EAR”) maintained by the U.S. Department of Commerce and the International Traffic in Arms Regulations (“ITAR”) maintained by the U.S. Department of State. The Business as currently conducted does not require any of the Buying Entities to obtain a license from the U.S. Departments of Commerce or State or an authorized body thereof under ITAR or EAR or other legislation regulating the development, commercialization or export of technology.

(b)           Since January 1, 2003, no Selling Entity has received any written notification, with respect to the Business, from any Governmental Authority (i) asserting that it is in material violation of any Law, (ii) threatening to revoke the Transferred Permits, or (iii) requiring it (A) to enter into or consent to the issuance of a cease and desist order, consent decree, written agreement, commitment or memorandum of understanding, or (B) to adopt any policy, procedure or resolution of its board of directors or similar undertaking that restricts the conduct of the Business, or (iv) other than disclosed in filings made by Seller with the SEC under the Exchange Act.

3.9          Permits.

(a)           The Selling Entities have, and are in compliance in all material respects with the terms of, all Transferred Permits, and no suspension or cancellation of any such Transferred Permits is pending or, to the Knowledge of Seller, threatened.

(b)           The Permits identified on Schedule 2.1(d) are all of the Permits of Seller and SYC related to the Business and there are no Permits necessary for the conduct of the Business as currently conducted which have not been obtained by Seller or SYC.

3.10        Litigation; Orders.

(a)           There is no Legal Proceeding with respect to the Business pending or, to the Knowledge of Seller, threatened against Seller, SYC or any of their respective properties that (i) involves an amount in controversy in excess of $10,000, (ii) seeks material injunctive relief, (iii) seeks to impose any legal restraint on or prohibition against or limit Seller’s or SYC’s (or, after the Closing Date, Buyer’s or any of its Subsidiaries’) ability to operate the Business substantially as it was operated immediately prior to the date of this Agreement or (iv) would, individually or in the aggregate with all other pending or threatened Legal Proceedings, have a Business Material Adverse Effect.

(b)           Neither Seller nor SYC is subject to any outstanding Order.

3.11        Material Contracts.

(a)           For purposes of this Agreement, a “Material Contract” shall mean the following Contracts primarily relating to or used in the Business:

(i)           any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii));

(ii)          any employment or consulting Contract providing for an annual base compensation in excess of $50,000;

(iii)         any Contract or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the consummation of the transactions contemplated hereby or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iv)         any Contract providing for indemnification (other than a Contract with a customer, which is entered into by the Seller or SYC in the ordinary course of its business and substantially similar to the indemnification provisions set forth in other Contracts with customers, forms of which have been provided to or made available to Buyer or any guaranty (in each case, under which Seller or SYC has continuing obligations as of the date hereof);

(v)          any Contract containing any covenant (A) limiting the right of Seller or SYC to engage in any line of business, to make use of any material technology or to compete with any Person in any line of business, (B) granting any exclusive rights, (C) prohibiting Seller or SYC (or, after the Closing Date, Buyer or any of its Subsidiaries) from engaging in business with any Person or levying a fine, charge or other payment for doing so or (D) otherwise prohibiting or limiting the right of Seller or SYC to distribute or offer any products or services or to purchase or otherwise obtain any software, components, parts or subassemblies in each case, other than any such Contracts that (x) may be cancelled without material liability to Seller or SYC (or, after the Closing Date, to Buyer or any of its Subsidiaries) upon notice of ninety (90) days or less or (y) are not, individually or in the aggregate, material to the Business;

(vi)         any Contract (A) relating to the disposition or acquisition by Seller or SYC after the date of this Agreement of a material amount of assets or (B) pursuant to which Seller or SYC will acquire any material ownership interest in any other Person or other business enterprise other than Seller’s Subsidiaries;

(vii)        any dealer, distributor, joint marketing or development Contracts (as measured by continuing costs to be incurred by, and fees to be paid by, Seller or SYC) to solely or jointly develop or market any product, technology or service, and which may not be canceled without material liability to Seller or SYC upon notice of thirty (30) days or less;

(viii)       any Material IP License;

(ix)         any Contract (A) containing any financial penalty for the failure by Seller or SYC to comply with any support or maintenance obligation or (B) containing any obligation to provide support or maintenance for Seller Products for any period in excess of twelve (12) months, other than those obligations that are terminable by Seller or SYC on no more than thirty (30) days notice without material liability or financial obligation to Seller or SYC;

(x)          any Contracts containing any service obligation on the part of Seller or SYC, other than (A) warranties provided in the ordinary course of business consistent with past practice and (B) those obligations that are terminable by Seller or SYC on no more than thirty (30) days notice without material liability or financial obligation to Seller or SYC;

(xi)         any Contract authorizing another Person to provide support or maintenance to customers of the Business, including distributors or resellers that are obligated to provide such support or maintenance;

(xii)        any Contract to license any third party to manufacture or reproduce any Seller Products or any Contract to sell or distribute any Seller Products, except (A) agreements with distributors or sales representatives in the ordinary course of business consistent with past practice or (B) agreements allowing internal copies made or to be made by end-user customers in the ordinary course of business consistent with past practice;

(xiii)       any settlement Contract other than (A) releases immaterial in nature or amount entered into with former employees or independent contractors of Seller in the ordinary course of business or (B) settlement agreements for cash only (which has been paid);

(xiv)       any Contract which grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties;

(xv)        any Contract which limits the payment of dividends;

(xvi)       any Contract which relates to a joint venture, partnership, limited liability company agreement or other similar agreement or arrangement, or to the formation, creation or operation, management or control of any partnership or joint venture with any third parties;

(xvii)      any Contract which relates to an acquisition, divestiture, merger or similar transaction and which contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect;

(xviii)     any Contract entered into since December 31, 2008 or prior to such date which remained unfilled and outstanding with a customer or purchase order from a Customer, in each case providing for payments from that customer of $100,000 or more;

(xix)        any Contract or subcontract still in effect that is subject to FAR;

(xx)         any other Contract that provides for payment obligations by Seller or SYC of $10,000 or more in any individual case that is not terminable by Seller or SYC (or, after the Closing Date, by Buyer or any of its Subsidiaries) upon notice of thirty (30) days or less without material liability to the Business and is not disclosed pursuant to clauses (i) through (xix) above; and

(xxi)        any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination or breach of which would have or would be reasonably expected to have a material adverse effect on any material product or service offerings of Seller or SYC or otherwise have a Business Material Adverse Effect and is not disclosed pursuant to clauses (i) through (xx) above.

(b)           Section 3.11(b) of the Seller Disclosure Schedule contains a complete and accurate list of all Material Contracts to or by which Seller or SYC is a party or is bound, and identifies each subsection of Section 3.11(a) that describes such Material Contract.  True, correct and complete copies of all of the Contracts identified on the Seller Disclosure Schedule and all standard terms and conditions of purchase for customer purchase orders have been made available to Buyer and its counsel prior to the date hereof.  There are no Contracts between Seller and/or SYC on the one hand, and any of Seller’s other Subsidiaries, on the other hand, related to the Business.

(c)           Each Material Contract is valid and binding on Seller (and/or each such Subsidiary of Seller party thereto) and is in full force and effect, and neither Seller nor SYC, nor, to the Knowledge of Seller, any other party thereto, is in breach of, or default under, any such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by Seller or SYC, or, to the Knowledge of Seller, any other party thereto.

3.12        Taxes.

(a)           All material Tax Returns required by applicable Laws to be filed by or on behalf of Seller and SYC have been filed in accordance with all applicable Laws, and all such Tax Returns are true, correct and complete in all material respects.

(b)           Seller and SYC have paid (or have had paid on its behalf) or has withheld and remitted to the appropriate Governmental Authority all Taxes (including income Taxes, withholding Taxes and estimated Taxes) due and payable without regard to whether such Taxes have been assessed or has established in accordance with GAAP an adequate accrual for all Taxes (including Taxes that are not yet due or payable) through the end of the last period for which Seller and SYC ordinarily record items on their respective books, and regardless of whether the liability for such Taxes is disputed.  Seller has made available to Buyer complete and accurate copies of all income, franchise, and foreign Tax Returns of Seller and SYC and any amendments thereto, filed by or on behalf of Seller or SYC or any member of a group of corporations including Seller or SYC for the taxable years ending 2001 through 2008.

(c)           There are no Liens on the assets of Seller or SYC relating or attributable to Taxes, other than (i) Liens for Taxes which are not yet delinquent, or (ii) Liens for Taxes disclosed on Section 3.12(c) of the Seller Disclosure Schedule being contested in good faith by any appropriate proceedings for which adequate reserves have been established in accordance with GAAP, such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation and the failure to make payment pending such contest would not have a Business Material Adverse Effect.

(d)           To the extent applicable to the Transferred Assets or the Buyer’s ownership of the Transferred Assets or operation of the Business, neither Seller nor SYC have been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed against Seller or SYC.

(e)           As of the date of this Agreement, there are no Legal Proceedings now pending, or to the Knowledge of Seller, threatened against or with respect to Seller or SYC with respect to any Tax, and none of Seller or SYC knows of any audit or investigation with respect to any Liability of Seller or SYC for Taxes, and there are no agreements in effect to extend the period of limitations for the assessment or collection of any Tax for which Seller or SYC may be liable.

(f)           Seller and SYC have not executed any closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof, or any similar Laws.

(g)           Each of Seller and SYC has disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code or any similar Laws.

(h)           Neither Seller nor SYC have (i) ever been a party to a Contract or inter-company account system in existence under which Seller or SYC has, or may at any time in the future have, an obligation to contribute to the payment of any portion of a Tax (or pay any amount calculated with reference to any portion of a Tax) of any group of corporations of which Seller or SYC is or was a part (other than a group the common Buyer of which is Seller) and (ii) any Liability for Taxes of any Person (other than Seller or SYC) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor, by contract or otherwise.

(i)           No written claim has been made during the past five (5) years by any appropriate Governmental Authority in a jurisdiction where neither Seller nor SYC filed Tax Returns that it is or may be subject to any taxation by that jurisdiction.

(j)           Neither Seller nor SYC has participated or engaged in transactions that constitute “reportable transactions” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1) (other than such transactions that have been properly reported or are not yet required to have been reported), or transactions that constitute “listed transactions” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2).

(k)           Neither Seller nor SYC has agreed or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar Laws by reason of a change in accounting method initiated by it or any other relevant party and neither Seller nor SYC has any Knowledge that the appropriate Governmental Authority has proposed any such adjustment or change in accounting method, nor is any application pending with any appropriate Governmental Authority requesting permission for any changes in accounting methods that relate to the business or assets of Seller or SYC.

(l)           Seller and SYC will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any installment sale or open transaction disposition made on or prior to the Closing Date or (ii) any prepaid amount received on or prior to the Closing Date.

(m)           Seller and SYC have delivered or made available to Buyer complete and accurate copies of all letter rulings, technical advice memoranda, and similar documents issued since January 1, 1996, by a Governmental Authority relating to federal, state, local or foreign Taxes due from or with respect to Seller or SYC.  Seller will deliver to Buyer all materials with respect to the foregoing for all matters arising after the date hereof through the Closing Date.

(n)           Section 3.12(n) of the Seller Disclosure Schedule contains a complete and accurate list of each jurisdiction in which Seller or SYC benefits from (i) exemptions from taxation, Tax holidays, reduction in Tax rate or similar Tax reliefs and (ii) other financial grants, subsidies or similar incentives granted by a Governmental Authority, whether or not relating to Taxes (together with the Tax incentives described in subclause (i), the “Incentives”) and describes the details of such Incentives.  Seller and SYC are in full compliance with all terms and conditions of any agreement or Order relating to such Incentives in such jurisdictions where such Incentives are available, and have received no written notice from any Governmental Authority claiming that such Incentives were not, or will not in the future, be available.

(o)           None of the assets of Seller or SYC is treated as “tax exempt use property,” within the meaning of Section 168(h) of the Code.

(p)           Section 3.12(p) of the Seller Disclosure Schedule contains a complete and accurate list of each Subsidiary for which an election has been made pursuant to Section 7701 of the Code and the Treasury regulations thereunder to be treated other than its default classification for U.S. Federal income tax purposes.  Except as disclosed on such Section, each Subsidiary will be classified for U.S. Federal income tax purposes according to its default classification.

(q)           During the two-year period ending on the date of this Agreement, neither Seller nor SYC was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

3.13        Employee Benefits.

(a)           Neither Seller nor SYC nor any of their respective ERISA Affiliates has ever maintained, participated in or contributed to (or been obligated to contribute to (i) a Seller Employee Benefits Plan which was ever subject to Section 412 of the Code or Title IV of ERISA, (ii) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (iii) a “multiple employer plan” as defined in ERISA or the Code, or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code.  No Seller Employee Benefits Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(b)           Each Seller Employee Benefit Plan that is intended to be “qualified” under Section 401 of the Code has been maintained, operated and administered in compliance in all material respects with its terms and with all applicable Laws and Collective Bargaining Agreements, including the applicable provisions of ERISA, the Code and the codes of practice issued by any Governmental Authority.  All Seller Employee Benefit Plans have been made available to Buyer.

(c)          To the Knowledge of Seller, no event has occurred and there currently exists no condition or set of circumstances in connection with which Seller or SYC could be subject to any material liability under the terms of ERISA, the Code or codes of practice issued by any Governmental Authority, Collective Bargaining Agreement or any other applicable Laws.

(d)          Neither Seller nor any ERISA Affiliate has ever represented, promised or contracted (whether in oral or written form) to any employee of Seller or its ERISA Affiliates (either individually or to employees as a group) or any other person that such employee(s) or other person would be provided with post-termination benefits, except to the extent required by applicable Laws.

(e)          Each Seller Employee Benefit Plan that is intended to be “qualified” under Section 401 of the Code has received a favorable determination letter from the IRS to such effect and, to the Knowledge of Seller, no fact, circumstance or event has occurred or exists since the date of such determination letter that would reasonably be expected to materially and adversely affect the qualified status of any such plan.

(f)          All contributions, premiums and other payments required to be made with respect to any Seller Employee Benefit Plan have been timely made, accrued or reserved for in all material respects.

(g)          The country of citizenship of all of the Business Employees is listed on Section 3.13(g) of the Seller Disclosure Schedule.

(h)          Section 3.13(h) of the Seller Disclosure Schedule lists each “disqualified individual” (as defined in Section 280G of the Code).  No payment or benefit which will or may be made by Seller or its ERISA Affiliates with respect to any Transferred Employee who is a disqualified individual will be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code.  There is no contract, agreement, plan or arrangement to which Seller or any ERISA Affiliate is a party or by which it is bound to compensate any Transferred Employee who is a disqualified individual for excise taxes which may be required pursuant to Section 4999 of the Code.

3.14           Labor Matters.

(a)          No Selling Entity, with respect to the Business, is a party to any Contract or arrangement between or applying to, one or more employees and a trade union, works council, group of employees or any other employee representative body, for collective bargaining or other negotiating or consultation purposes or reflecting the outcome of such collective bargaining or negotiation or consultation with respect to their respective employees with any labor organization, union, group, association, works council or other employee representative body, or is bound by any equivalent national or sectoral agreement (“Collective Bargaining Agreements”).  To the Knowledge of Seller, there are no activities or proceedings by any labor organization, union, group or association or representative thereof to organize any such employees.  There are no lockouts, strikes, slowdowns, work stoppages or, to the Knowledge of Seller, threats thereof by or with respect to any Business Employees which would be material nor have there been any such lockouts, strikes, slowdowns or work stoppages since December 31, 2004.  Seller and SYC are not, nor have they been since December 31, 2004, a party to any redundancy agreements (including social plans or job protection plans) with respect to the Business.

(b)          Seller and SYC (i) have complied in all material respects with applicable Laws and Orders relating to the employment of labor (including wage and hour Laws, Laws prohibiting discrimination in employment and Laws relating to employee notification and consultation, terms and conditions of employment practices, including orders and awards relevant to the terms and conditions of service, labor leasing, use of fixed-term contracts, supply of temporary staff, correctly classifying independent contractors as contractors rather than employees, social security filings and payments, secondment and expatriation rules, applicable requirements in respect of staff representation, paid vacations and health and safety at work of employees) in the conduct of the Business and Collective Bargaining Agreements in connection with the Business and (ii) are not liable for any arrears of wages or any taxes or any penalty for a failure to comply with the foregoing.  Seller and SYC are not liable to any Governmental Authority or fund governed or maintained by or on behalf of any Governmental Authority for any material payment with respect to any social security or other benefits or obligations for employees of the Business (save for routine payments to be made in the ordinary course of business and consistent with past practice).

3.15           Real Property.

(a)          Neither of Seller nor SYC owns any real property or have any right or option to own any real property.  Neither Seller nor SYC has received any written notice from any insurance company of any defects or inadequacies in any Leased Real Property, or any part thereof which could adversely affect the insurability of such property or the premiums for the insurance thereof, nor to the Knowledge of Seller has any written notice been given by any insurer of any such property requesting the performance of any repairs, alterations or other work with which compliance has not been made. The Seller or SYC currently occupy all of the Leased Real Property for the operation of the Business, and there are no other parties occupying, or with a right to occupy, the Leased Real Property.  The Montreal Subleased Property and the Salem Leased Property is in good operating condition and repair and is suitable for the conduct of the Business as it is presently conducted therein. There are no pending, or, to the Knowledge of Seller, threatened, condemnation or eminent domain actions or proceedings, or any special assessments or other activities of any public or quasi-public body that are reasonably likely to have a Business Material Adverse Effect.

(b)          Section 3.15(b)(i) of the Seller Disclosure Schedule contains a complete and accurate list of all of the existing material leases, subleases or other agreements (collectively, the “Leases”) under which Seller or SYC uses or occupies or has the right to use or occupy, now or in the future, any real property in connection with the Business or the Transferred Assets (such property, the “Leased Real Property”) including, with respect to each Lease, the name of the lessor and the date of the Lease and each amendment thereto.  Seller has heretofore made available to Buyer true, correct and complete copies of all Leases (including all modifications, amendments, supplements, waivers, guarantees thereof and side letters thereto).  Seller and/or SYC have and own valid leasehold estates in the Leased Real Property, free and clear of all Liens other than Permitted Liens.  Section 3.15(b)(ii) of the Seller Disclosure Schedule contains a complete and accurate list of all of the existing Leases granting to any Person, other than Seller or SYC, any right to use or occupy, now or in the future, any of the Leased Real Property.  The Leases are each in full force and effect in accordance with their respective terms (except as such enforceability may be subject to Laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of law governing specific performance, injunctive relief, or other equitable remedies) and neither Seller nor SYC is in material breach of or default under, or has received written notice of any material breach of or default under, any material Lease, and, to the Knowledge of Seller, no event has occurred that with notice or lapse of time or both would constitute a material breach or default thereunder by Seller or SYC or any other party thereto.  To Seller’s Knowledge, (i) there are no Laws, statutes, rules, regulations or orders now in existence or under active consideration by any Governmental Authority which could require the tenant of any Leased Real Property to make any expenditure to modify or improve such Leased Real Property to bring it into compliance therewith, and (ii) Seller shall not be required to expend more than $10,000 in the aggregate under all Leases to restore the Leased Real Property at the end of the term of the applicable Lease to the condition required under the Lease (assuming the conditions existing in such Leased Real Property as of the date hereof and as of the Closing).

(c)          The transactions contemplated in this Agreement and the Closing hereunder will not (i) require the consent of, or notice to any party under any Lease, (ii) trigger any right of termination, recapture or permit the modification of any right or obligation under any Lease, or (iii) otherwise cause Seller or any Subsidiary to incur any material cost or expense in connection with any Lease.  None of the Leases contain any provision requiring Seller or SYC to continuously operate its business throughout the term of any such Lease.

3.16           Environmental Matters.  Neither Seller nor SYC in connection with the Business or any of the Transferred Assets: (i) have received any written notice or other communication of any alleged material claim, material violation of or material liability under any Environmental Law which has not heretofore been cured or for which there is any remaining material liability; (ii) have disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Substances, distributed, sold or otherwise placed on the market Hazardous Substances or any product containing Hazardous Substances, arranged for the disposal, discharge, storage or release of any Hazardous Substances, or exposed any employee or other individual to any Hazardous Substances so as to give rise to any material liability or corrective or remedial obligation under any Environmental Laws; (iii) have entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to material liabilities arising out of Environmental Laws or the Hazardous Materials Activities of Seller or SYC; or (iv) have any Knowledge of any fact or circumstance that could involve Seller or SYC in any environmental litigation or impose upon Seller or SYC any material environmental liability.  Seller and SYC have delivered to Buyer or made available for inspection by Buyer and its agents, representatives and employees all material records in Seller’s and SYC’s possession concerning the Hazardous Materials Activities of Seller and all environmental audits and environmental assessments of any facility owned, leased or used at any time by Seller or SYC conducted at the request of, or otherwise in the possession of Seller or SYC.  There are no Hazardous Substances in, on, or under any properties owned, leased or used at any time by Seller or SYC in connection with the Business or the Transferred Assets such as could give rise to any material liability or material corrective or remedial obligation of Seller or SYC under any Environmental Laws.  Seller and SYC have been and are in compliance in all material respects with all Environmental Laws.  Seller and SYC have reviewed their obligations with respect to the WEEE Directive and the REACH Directive and do not anticipate any material liability related to compliance with these directives.  Section 3.16 of the Seller Disclosure Schedule lists all Seller Products which are subject to the RoHS Directive and China RoHS and identifies the process by which Seller and SYC have determined that their products are in compliance with the RoHS Directive and China RoHS.

3.17           Sufficiency of Transferred Assets; Title to Transferred Assets.

(a)          The Transferred Assets and any rights or licenses granted or services provided pursuant to any of the Related Agreements entered into pursuant to this Agreement, constitute all of the rights, services, properties and assets (real, personal and mixed, tangible and intangible) used in or necessary to conduct the Business after the Closing as currently conducted.

(b)          Each Selling Entity has good and valid title or a valid leasehold interest in all of the Transferred Assets held by such party, and none of the Transferred Assets is subject to any Lien of any kind, except for Permitted Liens.  Upon the Closing, the Selling Entities will convey to the Buying Entities good and valid title to all Transferred Assets free and clear of Liens, other than Permitted Liens.

3.18           Intellectual Property.

(a)          Section 3.18(a) of the Seller Disclosure Schedule sets forth as of the date hereof a true, complete and correct list of all Registered Intellectual Property that is Transferred Intellectual Property (collectively the “Seller Registered Intellectual Property”).  Each item of Seller Registered Intellectual Property is valid, enforceable and subsisting and has not expired or been cancelled, or abandoned.  The Transferred Intellectual Property includes all Seller Intellectual Property (i) that is related to the Business or (ii) that, if not acquired by Buyer hereunder, would be infringed by the conduct of the Business after the Closing.

(b)          Section 3.18(b) of the Seller Disclosure Schedule lists each third party that is conducting any material business or activities related to the Business under a Trademark or brand name owned by, or licensed by, Seller or any Seller Subsidiary (each such entity a “Seller Licensee”).

(c)          All Transferred Intellectual Property is free and clear of any Liens.  Neither Seller nor any of its Subsidiaries has transferred ownership of, in whole or in part, or granted an exclusive license to, any third party, of any Intellectual Property Rights that are, were or should be Transferred Intellectual Property.

(d)          Seller and SYC have taken all reasonable steps to protect both (i) their confidential information and Trade Secrets of the Business that they wish to, or are required to, protect as such and (ii) any Trade Secrets, personal, private or confidential information of any third parties provided to Seller or SYC, or to which Seller or SYC has access in connection with the Business.  Without limiting the foregoing, Seller and SYC have and enforce a policy requiring each employee and contractor having access to proprietary information or confidential information to execute a proprietary information/confidentiality agreement, and all current and former employees and contractors of Seller who have contributed to the development of Transferred Intellectual Property have executed such an agreement.  There has been no unauthorized disclosure by Seller, or SYC or to Seller’s Knowledge any Seller Licensee, of any Trade Secrets, personal, private or confidential information, of any third parties provided to any of them, or to which any of them has access in connection with the Business.

(e)          There is no pending or, to Seller’s Knowledge, threatened (and at no time within the three (3) years prior to the date of this Agreement has there been pending any) Legal Proceeding before any Governmental Authority in any jurisdiction alleging that (i) any activities, products, services or conduct of the Business by Seller or SYC infringes, violates or constitutes the unauthorized use of the Intellectual Property Rights of any third party, or (ii) challenging the ownership, validity, enforceability or registerability of any Transferred Intellectual Property or (iii) the activities, products, services or conduct of a third party infringes, violates or constitutes the unauthorized use of Transferred Intellectual Property.  Seller is not party to any settlements, covenants not to sue, consents, decrees, stipulations, judgments, or Orders resulting from Legal Proceedings which (i) restrict Seller’s or SYC’s rights to use, license or transfer any Transferred Intellectual Property, or (ii) restrict the conduct of the Business by Seller or SYC in order to accommodate any third party’s Intellectual Property Rights, or (iii) compel or require Seller or SYC to license or transfer any Transferred Intellectual Property.  Neither Seller nor SYC has received any notice from any third party that the operation of the Business by Seller or SYC, or any act, product or service of Seller or SYC related to the Business, infringes or misappropriates the Intellectual Property Rights of any third party or constitutes unfair competition or trade practices under the Laws of any jurisdiction.

(f)          None of the products, services or operations of the Business infringe upon, violate or constitute the unauthorized use of any Intellectual Property Rights owned by any third party or constitute unfair competition or trade practices under the Laws of any jurisdiction.

(g)          Neither Seller nor SYC has (i) granted, or is obligated to grant, access or rights to any third party to Source Code that is material to the Business or (ii) has distributed or is required to distribute any Source Code that is material to the Business pursuant to an Open Source License.

(h)          Section 3.18(h) of the Seller Disclosure Schedule lists all Contracts pursuant to which a third party has licensed to Seller or SYC any Intellectual Property Right that are related to the operation of the Business (“In-Licenses”), other than licenses for off-the-shelf software or other technology for an aggregate fee of less than $5,000 per year or that are not otherwise material to the Business (as required to be listed, the “Material In-Licenses”).

(i)          Section 3.18(i) of the Seller Disclosure Schedule lists all Contracts pursuant to which Seller or SYC has granted a third party any rights or licenses to any Transferred Intellectual Property (“Out-Licenses”; together with the In-Licenses, the “IP Licenses”) other than non-exclusive licenses granted in the ordinary course (as required to be listed, the “Material Out-Licenses”; together with the Material In-Licenses, the “Material IP Licenses”).

(j)          Neither this Agreement nor the transactions contemplated by this Agreement or the Related Agreements, including any assignment to Buyer by operation of law as a result of the transactions contemplated hereby or thereby of any Contracts to which Seller or SYC is a party, will result in: (i) Buyer or any of its Subsidiaries granting to any third party any right to or with respect to any material Intellectual Property Rights owned by, or licensed to, Buyer or any of its Subsidiaries prior to the Closing, or (ii) Buyer or any of its Subsidiaries being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses, or (iii) the loss of any material rights or licenses to Seller or SYC under any IP License or the granting to any third party of any material additional rights not previously granted to the Transferred Intellectual Property, or (iv) Buyer or any of its Subsidiaries being obligated to pay any royalties or other material amounts, or offer any discounts, to any third party in excess of those payable by, or required to be offered by, any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby.

(k)          Any collection, acquisition, use, storage, retention, transfer, distribution or dissemination by Seller or SYC, or any Seller Licensee in connection with the Business of any personally identifiable information or confidential information of any third parties has been in compliance with all applicable Laws (including all Laws of the U.S. and the E.U.) and Seller’s, SYC’s, and each Seller Licensee’s privacy policies (including those privacy policies relating to (i) the privacy of users of their products and services and all Internet websites owned, maintained or operated by Seller or SYC or any Seller Licensees, and (ii) the collection, acquisition, use, storage, retention, transfer, distribution or dissemination of any personally identifiable information confidential information of third parties collected by Seller or SYC), or by third parties having authorized access to the records of Seller or SYC.  The execution, delivery and performance of this Agreement complies with all applicable Laws relating to privacy and the collection, acquisition, use, storage, transfer, distribution or dissemination of personal information and confidential information and with Seller’s, each of its Subsidiary’s and each Seller Licensee’s privacy policies related to the Business.

3.19           Insurance.  The Selling Entities have all material policies of insurance covering the Business, the Business Employees and the Transferred Assets, including policies of property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, which Seller reasonably believes is adequate for the operation of the Business.  All such insurance policies are in full force and effect, no notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder.  There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies and there has been no threatened termination of, or material premium increase with respect to, any such policies.

3.20           Government Contracts.

(a)          Neither Seller nor SYC is currently in, and the execution and delivery of this Agreement by Seller and the consummation of the transactions by the Selling Entities will not result in, any material violation, breach or default of any term or provision or trigger automatic or optional termination of (i) any Contract with any Governmental Entity, (ii) any material subcontract issued at any tier under a prime contract with any Governmental Entity, or (iii) any material bid, proposal, offer or quotation relating to a Contract with any Governmental Entity or a subcontract issued under a Contract with any Governmental Entity. Neither Seller nor SYC is in any violation, breach or default of any provision of any federal order, statute, rule or regulation (including the Federal Acquisition Regulation (“FAR”), agency supplements to the FAR, the Arms Export Control Act (22 U.S.C. 277 et seq.), and agency export regulations) or any similar state or federal Law governing any Contract, subcontract, bid, or proposal with any Governmental Entity, as applicable. Neither Seller nor SYC has received a cure notice, a show cause notice or a stop work notice, nor has Seller or SYC been threatened with termination for default under any Contract or subcontract with any Governmental Entity. No request for equitable adjustment by any of its vendors, suppliers or subcontractors against Seller or SYC relating to Contracts or subcontracts involving any Governmental Entity exists.

(b)          There is not pending, and neither Seller nor SYC has received written notice of, any material claim by a Governmental Entity against Seller or SYC for any of the following: (i) defective pricing, (ii) FAR and/or CAS noncompliance, (iii) fraud, (iv) false claims or false statements, (v) unallowable costs as defined in the FAR at Part 31, including those that may be included in indirect cost claims for prior years that have not yet been finally agreed to by the Governmental Entity, or (vi) any other monetary claims relating to the performance or administration by Seller or any Subsidiary of Contracts or subcontracts for any Governmental Entity.

(c)          Neither Seller nor SYC has been suspended or debarred from bidding on contracts or subcontracts with any Governmental Entity in connection with the conduct of its business; no such suspension or debarment has been initiated or threatened. There is no ongoing investigation, audit, prosecution, civil or administrative proceeding or settlement negotiation by any Governmental Entity relating to the Contracts or subcontracts with any Governmental Entity or the violation of any federal, state or local order, statute, rule, or regulation relating to Contracts with any Governmental Entity, subcontracts, or export controls.

(d)          No Governmental Entity has any rights with respect to any technical data or computer software of Seller and SYC related to the Business.

(e)          The Business Employees collectively hold all security clearances necessary for the operation of their business as presently conducted in all material respects.

(f)          Neither Seller, SYC nor any subsidiary or affiliate thereof has received or accepted on or prior to the Closing Date any money, funds, credit, or the like pursuant to the 2009-2010 PARI R&D Grant.

3.21           Brokers.  There is no investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of Seller or SYC who is entitled to any financial advisor’s, brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement for which any of Buyer or any of the Buying Entities could be liable.

3.22           State Anti-Takeover Statutes.  Subject to the accuracy of Buyer’s representation and warranty in Section 4.5 of this Agreement, the Seller Board has taken all necessary actions so that any restrictions on business combinations set forth in the MBCA and any other similar applicable statutory Law of the Commonwealth of Massachusetts are not applicable to this Agreement and the transactions contemplated hereby.

3.23           Solvency.  As of the Closing and immediately after giving effect to all of the transactions contemplated by this Agreement, (a) the amount of the “fair saleable value” of the assets of each of the Selling Entities will exceed (i) the value of all Liabilities of such Selling Entity, including contingent and other liabilities as of such date, and (ii) without duplication of liability in clause (i), the amount that will be required to pay the probable Liabilities of such Selling Entity on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) each of the Selling Entities will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following the Closing Date, and (c) each of the Selling Entities will be able to pay its Liabilities, including contingent and other liabilities, as they mature.  For purposes of the foregoing, terms shall be generally defined in accordance with the applicable federal Laws governing determinations of the solvency of debtors.

3.24           Inventory and Product Warranties.

(a)          Section 3.24(a) of the Seller Disclosure Schedule contains a complete and accurate listing of the types and quantities of inventory for the Seller Products as of June 30, 2009 (the “Seller Inventory”), and the valuation of such Seller Inventory at net book value based on the lower of Seller’s cost or market as determined in accordance with GAAP consistent with Seller’s past practices.

(b)          All Seller Inventory, as of June 30, 2009 and as of the Effective Time, was and is located at the locations indicated in Section 3.24(b) of the Seller Disclosure Schedule.  No Seller Inventory, as of June 30, 2009 and as of the Effective Time, was and is located at any location other than the locations indicated in Section 3.24(b) of the Seller Disclosure Schedule.  None of the Seller Inventory is held by any Person on consignment.

(c)          The Seller Inventory consists only of items of a quality and quantities useable and saleable in the ordinary course of business, and there are no obsolete or damaged items in the Seller Inventory.

(d)          Section 3.24(d) of the Seller Disclosure Schedule describes Seller’s standard warranties given with respect to Seller Products.  Other than the standard warranties set forth in said Section 3.24(d) of the Seller Disclosure Schedule, Seller has no material warranty obligations with respect to any of the Seller Products.  There are no threatened claims and, to the knowledge of Seller, no facts or circumstances presently exist upon or with respect to which a substantial number of claims could be based against Seller for any Seller Products which are defective or otherwise fail to meet any of Seller’s warranties.

(e)          All Seller Inventory is free and clear of all Liens, other than Permitted Liens, and at the Closing shall be free and clear of all Liens and available for pick up by common carrier within thirty (30) days after the Closing Date without any storage costs or other charges to Buyer.

3.25           Disclosure.  None of the representations or warranties of Seller contained herein, none of the information contained in the Schedules referred to in the Seller Disclosure Schedule or other Schedules provided hereunder, and none of the other written information or documents furnished or to be furnished to Buyer by Seller in connection with or pursuant to the terms of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact herein or therein necessary in order to make the statements contained herein or therein not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller and SYC as follows:

4.1           Organization.  Buyer is duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.  Buyer is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Buyer Material Adverse Effect.

4.2           Authorization; Board Approval.

(a)          Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Related Agreements to which it is or will be a party and to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder.  The execution and delivery of this Agreement and the Related Agreements to which Buyer is a party by Buyer and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer, and no other corporate or other action other proceeding on the part of Buyer is necessary to authorize or approve this Agreement and the Related Agreements and the transactions contemplated hereby and thereby.  This Agreement has been, and each of the Related Agreements upon their execution and delivery will be, duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by Seller, constitutes a legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except that such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally, and (ii) is subject to general principles of equity.

(b)          At a meeting duly called and held on October 7, 2009, the Buyer Board approved this Agreement and the transactions contemplated hereby.

4.3           Non-contravention; Required Consents.

(a)          The execution, delivery or performance by Buyer of this Agreement, the consummation by Buyer of the transactions contemplated hereby and the compliance by Buyer with any of the terms hereof do not and will not (i) violate or conflict with any provision of the certificates of incorporation or bylaws of Buyer or (ii) violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any of the terms, conditions or provisions of any Contract to which Buyer is a party or by which Buyer or any of its properties or assets may be bound except in the case of clause (ii) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or Liens which would not, individually or in the aggregate, have a Buyer Material Adverse Effect.

(b)          No Consent of any Governmental Authority is required on the part of Buyer or any of its Affiliates in connection with the execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby, except as would not have a Buyer Material Adverse Effect.

4.4           Litigation.  There are no Legal Proceedings pending or, to the knowledge of Buyer, threatened against or affecting Buyer or any of its properties except for Legal Proceedings that would not, individually or in the aggregate, have a Buyer Material Adverse Effect.  Buyer is not subject to any outstanding Order, except for Orders that would not, individually or in the aggregate with all other such Orders, have a Buyer Material Adverse Effect.

4.5           Ownership of Securities.  None of Buyer, its Subsidiaries, Associates or Affiliates owns or controls, beneficially or of record, any Equity Interests of the Seller and none of Buyer, its Subsidiaries, or current Associates or Affiliates has owned or controlled, beneficially or of record any Equity Interests of Seller in the three years prior to the date of this Agreement.

ARTICLE V
INTERIM CONDUCT OF BUSINESS

5.1           Affirmative Obligations of Seller.  Except (a) as expressly contemplated or permitted by this Agreement, (b) as set forth in Section 5.1 of the Seller Disclosure Schedule, or (c) as approved in advance by Buyer in writing, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article X and the Effective Time, Seller and SYC engaged in the Business shall (i) carry on the Business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance with all applicable Laws, (ii) pay the debts and Taxes relating to the Business when due, in each case subject to good faith disputes over such debts or Taxes, (iii) pay or perform all material obligations relating to the Business when due and (iv) use reasonable best efforts, consistent with past practices and policies, to (A) preserve intact the present business organization of Seller and SYC related to Business, (B) keep available the services of the present officers and employees engaged in the Business and (C) preserve the relationships with customers, suppliers, distributors, licensors and licensees of Seller and SYC related to the Business and others which have significant business dealings with Seller and SYC related to the Business.

5.2           Negative Obligations of Seller.  Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 5.2 of the Seller Disclosure Schedule or (iii) as approved in advance by Buyer in writing, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article X and the Effective Time, Seller shall not (with respect to the Business), and shall not permit any other Selling Entity (with respect to the Business) to, do any of the following:

(a)          propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any of the Selling Entities;

(b)          (i) incur or assume any (i) Indebtedness for which Buyer, any Buyer Entity would be required to discharge following the Closing or (ii) mortgage or pledge any of the Transferred Assets, tangible or intangible, or create, incur, assume or suffer to exist any Lien thereupon;

(c)          except as may be required by applicable Laws, enter into, adopt, amend, modify or terminate any bonus, profit sharing, compensation, severance, pension, retirement, deferred compensation, employment, or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any Business Employee in any manner or increase or decrease the compensation or fringe benefits of any Business Employee, pay any bonus or special remuneration (whether in cash, equity or otherwise) to any Business Employee, or pay any benefit not required by any plan or arrangement as in effect as of the date hereof;

(d)          hire any employees who would become Transferred Employees at Closing;

(e)          terminate any employees who would otherwise become Transferred Employees at Closing but for such termination or otherwise cause any such employees to resign;

(f)          enter into, amend or extend any Contracts with any independent contractors to provide services to the Business;

(g)          enter into, amend, or extend any Collective Bargaining Agreement;

(h)          acquire, lease, or license any material assets that would be Transferred Assets at Closing in any single transaction or series of related transactions, except transactions pursuant to existing Contracts identified in Schedule 2.1(c) or on the Seller Disclosure Schedule which are not material to the Business, individually or in the aggregate;

(i)          sell, transfer or dispose of any of the Transferred Assets except (i) transactions pursuant to existing Contracts identified in Schedule 2.1(c) or on the Seller Disclosure Schedule which are not material to the Business, individually or in the aggregate or (ii) in the ordinary course of business consistent with past practice;

(j)          except as may be required as a result of a change in applicable Laws or in GAAP, make any change in any of the accounting principles or practices used by it;

(k)          (i) make or change any Tax election, (ii) settle or compromise any material Tax liability, (iii) file any amended Tax Return, or (iv) consent to any extension or waiver of any limitation period with respect to any claim or assessment for Taxes, in each case to the extent related to the Transferred Assets;

(l)          enter into any IP Licenses or amend any IP Licenses or grant any release or relinquishment of any rights under any IP Licenses, in each case, related to the Business;

(m)         (i) enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee) or (ii) modify, amend or exercise any right to renew any lease or sublease of real property with respect to the Business;

(n)         grant any exclusive rights with respect to any Transferred Intellectual Property, divest any Transferred Intellectual Property, except if such divestiture or divestures, individually or in the aggregate, are not material to Seller, or materially modify Seller’s standard warranty terms for Seller Products or services or amend or modify any product or service warranty in any manner that is likely to be materially adverse to Seller or SYC;

(o)          (i) acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any equity interest therein, (ii) enter into any Contract which would result in a Business Material Adverse Effect or (iii) authorize, incur or commit to incur any new capital expenditure(s) which, individually or in the aggregate, is or are material to the Business;

(p)          settle or compromise any pending or threatened Legal Proceeding or pay, discharge or satisfy or agree to pay, discharge or satisfy any claim, liability or obligation (absolute or accrued, asserted or unasserted, contingent or otherwise), other than the settlement, compromise, payment, discharge or satisfaction of Legal Proceedings, claims and other Liabilities the settlement, compromise, discharge or satisfaction of which does not include any obligation to be performed in connection with the Business or by Buyer or any of its Subsidiaries following the Effective Time that is not, individually or in the aggregate, material to the Business;

(q)          except as required by applicable Laws or GAAP, revalue in any material respect any of the properties or assets of the Business including writing-off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

(r)          other than in the ordinary course of business consistent with past practice, enter into, renew, extend or terminate (i) any Material Contract or (ii) any Transferred Contract; or make any material change in any such Material Contract or agreement, contract, plan, arrangement or other transaction;

(s)         fail to maintain in full force and effect any material Transferred Permits;

(t)          relocate any employees engaged in the Business or any Transferred Tangible Property to real property other than the Montreal Subleased Property or the Salem Leased Property, or relocate other employees or personal property into the Montreal Subleased Property or the Salem Leased Property; or

(u)         enter into a Contract to do any of the foregoing or knowingly take any action which results or is reasonably likely to result in any of the conditions set forth in Article IX not being satisfied, or would make any of the representations or warranties of Seller contained in this Agreement untrue or incorrect in any material respect if made at such subsequent time, or that would materially delay such consummation.

ARTICLE VI
ADDITIONAL AGREEMENTS

6.1           Reasonable Best Efforts to Complete.  Upon the terms and subject to the conditions set forth in this Agreement, each of Buyer, Seller and SYC shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using its reasonable best efforts to:

(a)          cause the conditions set forth in Article IX to be satisfied or fulfilled;

(b)          obtain all necessary or appropriate consents, waivers and approvals, and provide all necessary notices, under any Contracts to which Seller, SYC or any of their respective Subsidiaries is a party in connection with this Agreement and the consummation of the transactions contemplated hereby;

(c)          make all necessary registrations, declarations and filings with Governmental Authorities in connection with this Agreement and the consummation of the transactions contemplated hereby, and obtain all necessary actions or non-actions, waivers, clearances, consents, approvals, orders and authorizations from Governmental Authorities in connection with this Agreement and the consummation of the transactions contemplated hereby;

(d)          execute or deliver any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement; and

Notwithstanding anything to the contrary herein, if the lessor under SYC’s Montreal leased premises conditions its grant of a consent (including by threatening to exercise a “recapture” or other termination right) upon, or otherwise requires in response to a notice or consent request regarding this Agreement, the payment of a consent fee, “profit sharing” payment or other consideration (including increased rent payments), or the provision of additional security (including a guaranty), the Selling Entities shall be solely responsible for making all such payments or providing all such additional security.

6.2           Anti-Takeover Laws.  In the event that any state anti-takeover or other similar statute or regulation is or becomes applicable to this Agreement or any of the transactions contemplated by this Agreement, Seller, at the direction of the Seller Board, shall use its best efforts to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement, and otherwise to minimize the effect of such statute or regulation on this Agreement and the transactions contemplated hereby.

6.3           Access; Notice and Consultation.

(a)          Subject to any restrictions imposed under applicable Laws, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article X and the Effective Time, Seller and SYC shall afford Buyer and its accountants, legal counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to any assets, properties, contracts, books, records and personnel of the Business as Buyer may reasonably request; provided, however, that no information or knowledge obtained by Buyer in any investigation conducted pursuant to this Section 6.3 shall affect or be deemed to modify any representation or warranty of Seller or SYC set forth herein or the conditions to the obligations of Buyer to consummate the transactions contemplated by this Agreement, or the remedies available to the parties hereunder; and provided further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to Buyer pursuant to this Section 6.3.

(b)          At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article X and the Effective Time:

(i)           each of Buyer, on the one hand, and Seller and SYC, on the other hand, shall promptly notify the other upon becoming aware that any representation or warranty made by such party in this Agreement has become untrue or inaccurate in any material respect or that such party has breached or failed to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by such party under this Agreement.

(ii)          Seller and SYC shall promptly notify Buyer of (i) any notice or other communication received by Seller or SYC from any third party, subsequent to the date of this Agreement and prior to the Effective Time, alleging any material breach of or material default under any Material Contract or any Transferred Contract to which Seller, SYC or SYC is a party, or (ii) any notice or other communication received by Seller or SYC from any third party, subsequent to the date of this Agreement and prior to the Effective Time, alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of Seller and SYC set forth herein or the conditions to the obligations of Buyer to consummate the transactions contemplated by this Agreement or the remedies available to the parties hereunder; and provided further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to Buyer pursuant to this Section 6.3.

(iii)        Seller and SYC shall consult in good faith on a reasonably regular basis with the representatives of the Buyer to report material (individually or in the aggregate) operational developments with respect to the Business, the general status of relationships with customers, suppliers, distributors, licensors and licensees of the Business and others which have significant business dealings with the Business and the general status of ongoing operations pursuant to procedures reasonably requested by such representatives with respect to the Business. Seller and SYC acknowledge that any such consultation shall not constitute a waiver by Buyer of any rights it may have under this Agreement, and that the Buyer shall not have any liability or responsibility for any actions of Seller or SYC or any of their respective representatives with respect to matters that are the subject of such consultations.

(iv)        Seller shall promptly advise Buyer orally and in writing of any litigation commenced after the date hereof against Seller or any of its directors by any Seller stockholders (on their own behalf or on behalf of Seller) relating to this Agreement or the transactions contemplated hereby and shall keep Buyer reasonably informed regarding any such litigation.  Seller shall give Buyer the opportunity to consult with Seller regarding the defense or settlement of any such stockholder litigation and shall consider Buyer’s views with respect to such stockholder litigation and shall not settle any such stockholder litigation without the prior written consent of Buyer.

(v)          Seller shall make available to Buyer a copy of each report, schedule, proxy or information statement, registration statement and other document proposed to be filed by Seller with the SEC during such period pursuant to the requirements of federal securities Laws or federal or state Laws a reasonable period of time prior to the filing of such reports, schedules, proxy or information statements, registration statements and other documents (and in any event at least two (2) Business Days prior to the filing thereof with the SEC).

(c)          Notwithstanding anything to the contrary set forth in this Agreement, no information obtained pursuant to the access granted or notification provided pursuant to this Section 6.3 shall be deemed to (i) amend or otherwise modify in any respect any representation or warranty of the party hereto providing such access or notice, (ii) impair or otherwise prejudice in any manner rights of the party receiving such access or notice to rely upon the conditions to the obligations of such party to consummate the transactions contemplated by this Agreement, or (iii) impair or otherwise limit the remedies available to the party receiving such access or notice.

6.4           Confidentiality.

(a)          Buyer and Seller hereby acknowledge that Buyer and Seller have previously executed a Confidentiality Agreement, dated April 24, 2009 (as amended from time-to-time, the “Confidentiality Agreement”), which will continue in full force and effect in accordance with its terms.  The parties hereby agree that the term “Proprietary Information,” as used in the Confidentiality Agreement shall be deemed to include (i) all exhibits, schedules, certificates and other documents executed or delivered in connection with this Agreement, the other Related Agreements and the consummation of the transactions contemplated hereby and thereby, (ii) all proprietary and confidential information concerning Seller and SYC, which includes all information with respect to the Business, and (iii) all documents and materials contained in Seller’s data room, or otherwise furnished or made available (directly or indirectly) to Buyer or its Affiliates; provided, however, that after the Closing, with respect to Buyer, the foregoing shall not apply to such information that (1) is solely related to the Transferred Assets or Assumed Liabilities and (2) is not also related to any business or assets of Seller (or a Subsidiary thereof) not transferred to Buyer (or a Subsidiary thereof) under this Agreement.  Following the Closing, Seller and SYC shall (and shall cause their respective Subsidiaries to) keep confidential and not disclose (other than to Buyer and its Subsidiaries) any non-public information related to the Transferred Assets or Assumed Liabilities.  In addition, notwithstanding any other provision of the Confidentiality Agreement and this Agreement, Buyer and its Affiliates and Seller and its Affiliates may include this Agreement and the other Related Agreements in or as an exhibit to any report, form or registration statement filed with or furnished to the SEC.

(b)          Invention Disclosures.  Seller and SYC shall treat as confidential and not publicly disclose the Transferred Disclosures for so long as such Transferred Disclosures remain unpublished by Buyer or its Subsidiaries.

6.5           Public Disclosure.  Each of Buyer and Seller shall consult with the other before issuing any press release or making any public announcement or statement with respect to this Agreement or the transactions contemplated hereby, and shall not issue any such press release or make any such public announcement or statement without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld; provided, however, that either Buyer or Seller may, without the prior consent of the other, issue any such press release or make any such public announcement or statement as may be required by Law or, in the case of Buyer, the rules and regulations of the Nasdaq, if such party first notifies and consults with the other regarding the timing and substance of such public announcement or statement.

6.6           Employee Matters.

(a)          Seller shall consult with Buyer (and consider in good faith the advice of Buyer) prior to sending any notices or other communication materials to Business Employees regarding this Agreement and the transactions contemplated hereby and Seller shall not send any written notices or other written communication materials (including via electronic mail) to Business Employees regarding this Agreement or the transactions contemplated hereby without the prior written consent of Buyer (which consent will not be unreasonably withheld).

(b)          From and after the Effective Time, and to the extent permitted by applicable Law, Buyer shall recognize the prior service with Seller or SYC of each Transferred Employee in connection with all employee benefit plans, programs or policies of Buyer or its Affiliates in which Transferred Employees are eligible to participate following the Effective Time for purposes of eligibility and vesting and determination of level of benefits (but not for purposes of benefit accruals or benefit amounts under any defined benefit pension plan or to the extent that such recognition would result in duplication of benefits), subject to any applicable maximum accruals under Buyer’s employee benefit plans, programs or policies of Buyer or its Affiliates.  From and after the hiring of each Transferred Employee, Buyer shall use commercially reasonable efforts to: (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Buyer or its Affiliates to be waived with respect to Transferred Employees and their eligible dependents to the extent such Transferred Employees and their eligible dependents were not subject to such preexisting conditions and limitations and eligibility waiting periods under the comparable Seller Employee Benefit Plan as of the time immediately preceding the Closing; and (ii) provide each Transferred Employee with credit for any deductibles paid under any Seller Employee Benefit Plan that provides medical, dental or vision benefits in the plan year in effect as of the Closing Date in satisfying any applicable deductible or out of pocket requirements under any medical, dental or vision plans of Buyer or its Subsidiaries that such employees are eligible to participate in after the Effective Time to the same extent that such expenses were recognized under the comparable Seller Employee Benefit Plan.  The provisions of this Section 6.6(b) are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, and nothing herein shall be deemed to amend any Seller Employee Benefit Plan to reflect the terms of this Section 6.6(b).

(c)          To the extent any employment agreement of a Seller employee would permit such employee to resign for “good reason” (as defined in the applicable employment agreement) at any time on or after the date of the first public announcement of this Agreement, Seller shall use commercially reasonable efforts to negotiate and cause to be executed, to the fullest extent possible, individual amendments or waivers, as applicable, to such employment agreements prior to the Closing Date to prevent such employee from resigning for “good reason” at any time prior to the Closing Date; provided, however, that any such amendments or waivers shall be provided to Buyer for review prior to execution and shall be in a form reasonably acceptable to Buyer.

6.7           Non-Solicitation.

(a)          Seller and SYC shall immediately cease any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Seller Acquisition Proposal or Seller Acquisition Transaction.

(b)          At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article X and the Effective Time, Seller and SYC shall not, nor shall Seller or SYC authorize or permit any of their respective directors, officers or other employees, controlled Affiliates, or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly:

(i)           solicit, initiate, knowingly encourage or induce the making, submission or announcement of, a Seller Acquisition Proposal;

(ii)          furnish to any Person (other than Buyer or any designees of Buyer) any non-public information relating to Seller or SYC, or afford access to the business, properties, assets, books or records of Seller or SYC to any Person (other than Buyer or any designees of Buyer), or take any other action that is intended or would be reasonably expected to assist or facilitate any inquiries or the making of any proposal that constitutes or could lead to a Seller Acquisition Proposal or Seller Acquisition Transaction;

(iii)         participate or engage in discussions or negotiations with any Person with respect to a Seller Acquisition Proposal or Seller Acquisition Transaction;

(iv)        approve, endorse or recommend a Seller Acquisition Proposal or Seller Acquisition Transaction;

(v)         enter into any letter of intent, memorandum of understanding or other Contract contemplating or otherwise relating to a Seller Acquisition Proposal or Seller Acquisition Transaction;

(vi)        terminate, amend or waive any rights under any “standstill” or other similar agreement between Seller or SYC and any Person;

(c)          Seller shall promptly, and in all cases within twenty four (24) hours of its receipt, advise Buyer orally and in writing of any receipt by any director, officer or other employee, controlled Affiliate, or any investment banker, attorney or other advisor or representative retained by Seller or SYC of (i) any Seller Acquisition Proposal, (ii) any request for information that could lead to a Seller Acquisition Proposal, or (iii) any inquiry with respect to, or which could lead to, any Seller Acquisition Proposal, the terms and conditions of such Seller Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Seller Acquisition Proposal, request or inquiry, but only to the extent such disclosure will not result in a breach of a confidentiality obligation of Seller.

6.8           Real Estate Matters.  Buyer intends to enter into a direct lease of a portion of Seller’s Salem leased premises (the “Salem Leased Property”) commencing on the Closing Date.  Prior to the Closing Date, Buyer shall use commercially reasonable efforts, at Seller’s sole cost, to enter into a termination agreement with the lessor of the Salem Leased Property to terminate its lease as to the Salem Leased Property.  For a period of thirty (30) days after the Closing, at no additional cost, Buyer shall have the right to use, access and relocate Transferred Assets in other portions of Seller’s Salem leased premises.

6.9           Mail Handling.  Effective as of the Closing Date, Buyer shall have the right to open all mail and packages addressed to Seller or a Subsidiary and delivered to Buyer relating to the Transferred Assets or the Assumed Liabilities.  To the extent Buyer receives any mail or packages addressed to Seller or a Subsidiary and delivered to Buyer not exclusively relating to the Transferred Assets or Assumed Liabilities, Buyer shall promptly deliver such mail or packages to Seller.

6.10         Non-Solicitation of Employment.  For a period of five (5) years after the Closing Date, Seller and SYC shall not, and shall cause their respective Subsidiaries to not, solicit for employment any Transferred Employee; provided, however, that Seller shall not be deemed to have breached this Section 6.10 in connection with the results arising from Seller’s, SYC’s or any of their respective Subsidiaries’ placement or distribution of general employment advertising, internet postings, employee referrals, or other publications for general circulation that are not targeted at the Transferred Employees.  Notwithstanding anything in the immediately preceding sentence to the contrary, for a period of five (5) years after the Closing Date, Seller and SYC shall not hire any of the Transferred Employees unless such Transferred Employee has not been employed by Buyer or any of its Subsidiaries for a period of no less than six (6) months prior to such Transferred Employee’s hire date with Seller or SYC.

6.11         Non-Competition.  Seller and SYC agree that for a period of five (5) years commencing on the Closing Date, Seller and SYC will not and will cause their respective Subsidiaries not to make, have made or distribute, each, on a worldwide basis:

(a)           any Visible Lasers (“Visible Lasers” to be defined  for purposes of this Section 6.11 as 400-850 nm) with power levels greater than 150mW;

(b)           any Visible Laser modules which are based upon SYC’s beam shaping optics, or equivalent, which is owned or licensed to Seller, SYC or any of their respective Subsidiaries;

(c)           any Visible Laser modules which are based upon SYC’s beam shaping optics capability, or equivalent, which is owned or licensed to Seller, SYC or any of their respective Subsidiaries;

(d)           any Visible Laser modules and systems to the bio-instrumentation marketplace; and

(e)           any Visible Laser modules for existing applications to any of SYC’s customer accounts as of the Closing Date.

ARTICLE VII
POST-CLOSING AGREEMENTS

7.1           Transfer of Cash Portion Among the Selling Entities.  Within the 12-month period immediately following the Closing, none of the Selling Entities shall transfer, assign, convey or otherwise distribute to Seller, any of its Subsidiaries or any other Person any of the Cash Portion received by such Selling Entity in the transactions contemplated hereby if and to the extent that any such transfer, assignment, conveyance or distribution would have the effect of rendering such Selling Entity Insolvent.

7.2           Post-Closing Access and Cooperation. From and after the Closing, Seller and Buyer shall, and shall cause its Subsidiaries to, give the other party and its Subsidiaries and their representatives reasonable access, during normal business hours and upon reasonable notice, to all books, documents, information, data, files and other records relating to (i) the operation of the Business by Seller or SYC prior to the Closing and the operation of the Business by any of the Buying Entities after the Closing, as applicable, (ii) the ownership of the Transferred Assets by the Seller Entities prior to the Closing and the ownership of the Transferred Assets by the Buying Entities after the Closing, as applicable, and (iii) the Assumed Liabilities, and to furnish copies thereof, which such party or its Subsidiaries or their representatives reasonably request, including in connection with Legal Proceedings.  Seller and Buyer shall not, and shall not permit any other party to, destroy any such books, documents, information, data, files and other records prior to the seventh (7th) anniversary of the Closing, and in any event will not destroy or permit the destruction of any such books, documents, information, data, files and other records without providing the other party with notice detailing the contents of such books, documents, information, data, files and other records, and providing the other party with the opportunity to obtain such books, documents, information, data, files and other records, at least 60 days prior to the destruction thereof.

7.3           2009 – 2010 PARI R&D Grant. Within 30 days after the Closing, the Buyer shall deliver notice to terminate the 2009-2010 Programme d’aide a la recherché industrielle (PARI) R&D Grant (the “2009-2010 PARI R&D Grant”).  In no event shall the Buyer accept, or permit any of its Subsidiaries to accept, any funds from such 2009-2010 PARI R&D Grant.

ARTICLE VIII
TAX MATTERS

8.1           Returns; Indemnification; Liability for Taxes.

(a)          Seller shall prepare and file (or cause to be prepared and filed) on a timely basis all Tax Returns with respect to Seller and SYC for all taxable periods ending on or before the Closing Date and shall pay, and shall indemnify and hold Buyer harmless against and from (A) all Taxes of Seller, SYC and their respective Subsidiaries; (B) all Taxes relating to the Transferred Assets and the operation of the Business for all taxable years or periods that end on or before the Closing Date; (C) all Taxes for which Seller or SYC may be liable under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law); and (D) with respect to any taxable period commencing before the Closing Date and ending after the Closing Date (a “Straddle Period”) all Taxes relating to the Transferred Assets and the operation of the Business attributable to the Tax period prior to and including the Closing Date (the “Pre-Closing Tax Period”) (the Taxes referred to in items (A), (B), (C) and (D) of this sentence are referred to herein as “Pre-Closing Taxes”).  For purposes of this Agreement, the portion of any Tax that is attributable to a Pre-Closing Tax Period shall be (A) in the case of a Tax that is not based on net income, gross income, premiums or gross receipts, the total amount of such Tax for the period in question multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Tax Period, and the denominator of which is the total number of days in such Straddle Period, and (B) in the case of a Tax that is based on any of net income, gross income, premiums or gross receipts, the Tax that would be due with respect to the Pre-Closing Tax Period if such Pre-Closing Tax Period were a separate taxable period, except that exemptions, allowances, deductions or credits that are calculated on an annual basis (such as the deduction for depreciation or capital allowances) shall be apportioned on a per diem basis.

(b)          Buyer shall prepare and file (or cause to be prepared and filed) on a timely basis all Tax Returns relating to the Transferred Assets or the operation of the Business for periods ending after the Closing Date and shall pay and shall indemnify and hold Seller harmless against and from (A) all Taxes relating to the Transferred Assets and the operation of the Business for any taxable year or period commencing after the Closing Date, and (B) all Taxes relating to the Transferred Assets and operation of the Business for any Straddle Period other than Pre-Closing Taxes.

8.2           Refunds and Credits. Any refunds and credits attributable to Pre-Closing Taxes shall be for the account of Seller and any other refunds and credits shall be for the account of Buyer.

8.3           Cooperation. The parties to this Agreement shall provide assistance to each other as reasonably requested in preparing and filing Tax Returns and responding to Tax Contests, provide reasonably detailed notice of any Tax Contest sufficient to apprise the other party of the nature of the claim, make available to each other as reasonably requested all relevant information, records, and documents, including workpapers, relating to Taxes of the Company and any Company Subsidiary and retain any books and records that could reasonably be expected to be necessary or useful in connection with any preparation by any other party of any Tax Return, or for any Tax Contest.  The Seller shall contact Buyer prior to the disposition of any books and records described in this Section 8.3 and allow Buyer to obtain such books and records within ten (10) days of such notice.

8.4           Transferred Employees. At Buyer’s election, Buyer and Seller shall utilize the alternate procedure set forth in Revenue Procedure 2004-53 with respect to wage withholding for Transferred Employees.

8.5           Conflicts. In the event of a conflict between the provisions of this Article VIII and any other section of this Agreement, this Article VIII shall govern and control.

ARTICLE IX
CONDITIONS TO THE ACQUISITION

9.1           Conditions to Each Party’s Obligations to Effect the Acquisition. The respective obligations of Buyer and Seller to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver (where permissible under applicable Laws) prior to the Effective Time, of each of the following conditions:

(a)          No Legal Prohibition.  No Governmental Authority shall have (i) enacted, issued, promulgated, entered, enforced or deemed applicable to the transactions contemplated hereby any Law that is in effect and has the effect of making any of the transactions contemplated by this Agreement illegal or which has the effect of prohibiting or otherwise preventing the consummation of any of the transactions contemplated by this Agreement, or (ii) issued or granted, or threatened to issue or grant, any Order (whether temporary, preliminary or permanent) that has (or would be reasonably expected to have) the effect of making any of the transactions contemplated by this Agreement illegal or which has (or would be reasonably expected to have) the effect of prohibiting or otherwise preventing the consummation of any of the transactions contemplated by this Agreement.

9.2           Additional Conditions to the Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by Buyer:

(a)          Representations and Warranties.  The representations and warranties of Seller and SYC set forth in Section 3.2, Section 3.3, Section 3.7(a), Section 3.21 and Section 3.22 of this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than those representations and warranties which address matters only as of a particular date, which shall have been true and correct in all material respects only as of such particular date).  All other representations and warranties of Seller and SYC set forth in this Agreement (i) shall have been true and correct in all material respects as of the date of this Agreement and (ii) shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than those representations and warranties which address matters only as of a particular date, which shall have been true and correct in all material respects only as of such particular date.

(b)          Performance of Obligations of Seller.  Seller shall have performed in all material respects any obligations and complied in all material respects with any covenants or other agreements of Seller to be performed or complied with by it under this Agreement at or prior to the Effective Time.

(c)          Officer’s Certificate.  Buyer shall have received a certificate, validly executed for and on behalf of Seller and in its name by the Chief Executive Officer and Chief Financial Officer of Seller, certifying the satisfaction of the conditions set forth in Section 9.2(a), Section 9.2(b) and Section 9.2(d).

(d)          No Business Material Adverse Effect.  No event, development, change, circumstance or condition shall have occurred or exist that is continuing has had, individually or in the aggregate, a Business Material Adverse Effect (whether or not any events, developments, changes, circumstances or conditions occurring prior to the execution and delivery of this Agreement caused or contributed to the occurrence of such Business Material Adverse Effect).

(e)          Related Agreements.  Seller shall have executed and delivered to Buyer the Related Agreements to which Seller is a party.

(f)          Opinion.  Buyer shall have received an opinion from counsel to Seller in the form of Schedule 9.2(f).

(g)          Employee Retention.  All of the employees identified on Schedule 9.2(g) shall have executed and delivered to Buyer or one of its Subsidiaries offer letters and other standard Buyer agreements related to employment effective as of the Closing Date.

(h)          Consents.  The Consents identified on Schedule 9.2(h) shall have been obtained and shall be in a form reasonably satisfactory to Buyer.

(i)          Release of Certain Liens.  The Liens identified on Schedule 9.2(i) shall have been properly released and Buyer shall have received evidence reasonably satisfactory to it that such Liens have been properly released.

(j)          Payoff Letter.  Buyer shall have received a fully executed Payoff Letter from the creditors of Seller and SYC identified on Schedule 9.2(j).

(k)          Montreal Sublease.  The Montreal Sublease shall have been entered into and shall be in full force and effect as of the Closing Date.

(l)          Salem Leased Property. Buyer shall have entered into a direct lease of the Salem Leased Property with the lessor thereof commencing on the Closing Date and Seller’s lease as to the Salem Leased Property shall have terminated.

9.3           Additional Conditions to Seller’s Obligations to Effect the Acquisition. The obligations of Seller to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by Seller:

(a)          Representations and Warranties.  The representations and warranties of Buyer set forth in Section 4.2, and Section 4.3 of this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than those representations and warranties which address matters only as of a particular date, which shall have been true and correct in all material respects only as of such particular date).  All other representations and warranties of Buyer set forth in this Agreement (i) shall have been true and correct in all material respects as of the date of this Agreement and (ii) shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than those representations and warranties which address matters only as of a particular date.

(b)          Performance of Obligations of Buyer.  Buyer shall have performed in all material respects any obligations and complied in all material respects with any covenants or other agreements of Buyer to be performed or complied with by it under this Agreement at or prior to the Effective Time.

(c)          Officer’s Certificate.  Seller shall have received a certificate, validly executed for and on behalf of Buyer and in its name by an executive officer of Buyer, certifying the satisfaction of the conditions set forth in Section 9.3(a) and Section 9.3(b).

(d)          Related Agreements.  Buyer shall have executed and delivered to Seller the Related Agreements to which Buyer is a party.

ARTICLE X
TERMINATION, AMENDMENT AND WAIVER

10.1           Termination. This Agreement may be terminated at any time prior to the Effective Time (it being agreed that the party hereto terminating this Agreement pursuant to this Section 10.1 shall give prompt written notice of such termination to the other party or parties hereto):

(a)          by mutual written agreement of Buyer and Seller; or

(b)          by either Buyer or Seller, if the Closing shall not have occurred by January 31, 2010 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to any party hereto whose action or failure to fulfill any obligation under this Agreement has been the principal cause of or resulted in any of the conditions to the Closing set forth in Article IX having failed to be satisfied on or before the Termination Date and such action or failure to act constitutes a material breach of this Agreement; or

(c)          by either Buyer or Seller if any Governmental Authority (i) shall have enacted, issued, promulgated, entered, enforced or deemed applicable to any of the transactions contemplated by this Agreement any Law that is in effect and has the effect of making the consummation of any of the transactions contemplated by this Agreement illegal or which has the effect of prohibiting or otherwise preventing the consummation of any of the transactions contemplated by this Agreement or (ii) shall have issued or granted any Order that is in effect and has the effect of making any of the transactions contemplated by this Agreement illegal or which has the effect of prohibiting or otherwise preventing the consummation of any of the transactions contemplated by this Agreement, and such Order has become final and non-appealable; or

(d)          by Buyer in the event (i) of a breach of any covenant or agreement on the part of Seller set forth in this Agreement or (ii) that any representation or warranty of Seller set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, in either case such that the conditions to the Closing set forth in Section 9.2(a) or Section 9.2(b) would not be satisfied as of the time of such breach or as of the time such representation and warranty became inaccurate; provided, however, that notwithstanding the foregoing, in the event that such breach by Seller or such inaccuracies in the representations and warranties of Seller are curable by Seller through the exercise of commercially reasonable efforts, then Buyer shall not be permitted to terminate this Agreement pursuant to this Section 10.1(c) until the earlier to occur of (A) the expiration of a fifteen (15) calendar day period after delivery of written notice from Buyer to Seller of such breach or inaccuracy, as applicable, or (B) the ceasing by Seller to exercise commercially reasonable efforts to cure such breach or inaccuracy; or

(e)          by Seller in the event (i) of a breach of any covenant or agreement on the part of Buyer set forth in this Agreement or (ii) that any of the representations and warranties of Buyer set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, in either case such that the conditions to the Closing set forth in Section 9.3(a) or Section 9.3(b) would not be satisfied as of the time of such breach or as of the time such representation and warranty became inaccurate; provided, however, that notwithstanding the foregoing, in the event that such breach by Buyer or such inaccuracies in the representations and warranties of Buyer are curable by Buyer through the exercise of commercially reasonable efforts, then Seller shall not be permitted to terminate this Agreement pursuant to this Section 10.1(d) until the earlier to occur of (A) the expiration of a fifteen (15) calendar day period after delivery of written notice from Seller to Buyer of such breach or inaccuracy, as applicable or (B) Buyer ceasing to exercise commercially reasonable efforts to cure such breach or inaccuracy; or

10.2           Notice of Termination; Effect of Termination. Any proper termination of this Agreement pursuant to Section 10.1 shall be effective immediately upon the delivery of written notice of the terminating party to the other party or parties hereto, as applicable.  In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall be of no further force or effect without liability of any party or parties hereto, as applicable (or any stockholder, director, officer, employee, agent, consultant or representative of such party or parties) to the other party or parties hereto, as applicable, except (a) for the terms of Section 6.5, this Section 10.2, Section 10.3 and Article XII, each of which shall survive the termination of this Agreement and (b) that nothing herein shall relieve any party or parties hereto, as applicable, from liability for any willful breach of, or fraud in connection with, this Agreement.  In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

10.3           Fees and Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party or parties, as applicable, incurring such expenses whether or not the Closing occurs.

10.4           Amendment. Subject to applicable Laws and subject to the other provisions of this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Buyer, Seller and SYC.

10.5           Extension; Waiver. At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein.  Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable.  Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE XI
INDEMNIFICATION

11.1           Indemnification by Seller. From and after the Closing Date, Seller shall indemnify and hold harmless Buyer and its Subsidiaries and their respective Affiliates, Associates, directors, officers, employees, agents and representatives, and each of the heirs, executors, successors and assigns of any of the foregoing (the “Buyer Indemnified Parties”) from and against any and all Losses suffered, incurred or sustained by the Indemnified Parties (or any of them) relating to, arising out of or in connection with (i) any of the Excluded Liabilities and the ownership and operation of all businesses and operations of Seller, SYC and their respective Subsidiaries other than the Business from and after the Closing, (ii) any breach of or inaccuracy in the representations and warranties of Seller and/or SYC, (iii) any breach of the covenants or other agreements of Seller and/or SYC under this Agreement and (iv) any failure by Buyer and its Subsidiaries to comply with all Laws relating to bulk transfers that are applicable to the sale of the Transferred Assets.  The Escrow Fund shall be available as partial security to compensate the Buyer Indemnified Parties for the indemnification obligations of Buyer under this Section 11.1.

11.2            Indemnification by Buyer. From and after the Closing, Buyer shall indemnify and hold harmless Seller, SYC and their respective Subsidiaries (including SYC) and their respective Affiliates, Associates, directors, officers, employees, agents and representatives, and each of the heirs, executors, successors and assigns of any of the foregoing (the “Seller Indemnified Parties” and collectively with the Buyer Indemnified Parties, the “Indemnified Parties”) from and against any and all Losses suffered, incurred or sustained by the Seller Indemnified Parties (or any of them) relating to, arising out of or in connection with (a) any breach of the covenants or other agreements of Buyer and any of the Buying Entities under this Agreement, or (b) any Assumed Liabilities.

11.3           Right to Indemnification; Cap; Basket.

(a)           The right to obtain indemnification pursuant to this Article XI, subject to the limitations set forth herein, shall be the Buyer’s and/or Seller’s (as the case may be) sole and exclusive remedy for any breach by Seller, SYC or Buyer (as the case may be) of the terms of this Agreement, or any other claim or matter arising out of or relating to the subject matter of this Agreement, except for claims arising from an intentional and willful breach of this Agreement by Seller or SYC, or a breach by Seller or SYC based on fraud or gross negligence; provided, however, that, if the Closing does not occur, the Indemnified Parties shall have no right to indemnification pursuant to the provisions of this Article XI or otherwise for the breach by Seller, SYC or Buyer of the terms of this Agreement for other than an intentional and willful breach of this Agreement, or a breach based on fraud or gross negligence.  Except for (i) claims arising from an intentional and willful breach of this Agreement, (ii) a breach based on fraud or gross negligence or (iii) claims arising under clauses (i), (iii) or (iv) of Section 11.1, in no event shall Seller, SYC or Buyer (as the case may be) be obligated or liable to indemnify the Indemnified Parties in an aggregate amount in excess of the Cash Portion.

(b)          No Buyer Indemnified Party shall be entitled to receive indemnification pursuant to Section 11.1(ii) (other than intentional and willful breach of this Agreement, or a breach based on fraud or gross negligence) unless and until the Losses for which the Indemnified Parties are entitled to indemnification pursuant to this Agreement (other than intentional and willful breach of this Agreement, or a breach based on fraud) exceed one hundred thousand dollars ($100,000) in the aggregate (the "Indemnity Basket"), in which case the Indemnified Parties shall be entitled to recover the full amount of such Losses.  The parties agree that there shall not be any multiple recovery for any Losses pursuant to the indemnification provisions of this Article XI or otherwise.

(c)          The procedure for making a claim for indemnification pursuant to this Article XI shall be as set forth in the Escrow Agreement.

(d)          Unless otherwise required by applicable law or GAAP, the parties agree that the payment of any Losses will be treated as an adjustment to the Purchase Price for all Tax purposes.

11.4           Third-Party Claims. If a claim by a third party for which a request for indemnification may be made is made against an Indemnified Party, Buyer or Seller (as the case may be) shall promptly notify the other party of such claim (and provide such other party with copies of all relevant documents, including copies of any summons, complaint or other pleading) and Seller shall be entitled at its expense to participate in, but not to determine or conduct the defense of such claim.  Buyer shall have the right in its sole discretion to conduct the defense of and to settle any such claim; provided, however, that if Seller has not consented to such settlement, such settlement shall not in and of itself be determinative of whether or not the claim was an indemnifiable claim pursuant to this Article XI.

11.5           Insurance. In furtherance and not in limitation of Section 11.1, from and after the Closing Date, with respect to any Legal Proceeding relating to the operations of the Business prior to the Closing for which Seller has conducted and controlled the settlement or defense (“Potentially Insured Claims”), and for which insurance policies with insurance providers unaffiliated with Seller or its Affiliates (“Third Party Insurance”) is potentially available, Buyer shall have access to such Third Party Insurance and Seller or its Affiliates shall promptly pay to Buyer any proceeds received by Sellers or its Affiliates from such insurance providers from Third Party Insurance with respect to such Potentially Insured Claim.  Seller shall conduct and control the settlement or defense of any Potentially Insured Claim in reasonable consultation with Buyer and shall take such reasonable actions requested by Buyer to facilitate Buyer’s access to Third Party Insurance, and Buyer shall pay the costs of such settlement or defense.

ARTICLE XII
GENERAL PROVISIONS

12.1           Survival of Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement and in any certificate delivered pursuant to this Agreement shall not survive the Effective Time.  The representations and warranties of Seller set forth in this Agreement and in any certificate delivered pursuant to this Agreement shall survive until the 12-month anniversary of the Closing Date; provided, however, that the representations and warranties of Seller contained in: Section 3.2 shall survive indefinitely;  Section 3.17 and Section 3.18 shall survive for three (3) years from the Closing Date; and Section 3.12 and Section 3.16 shall survive until the expiration of the applicable statute of limitations.

12.2           Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

(a)          if to Buyer, to:

 Coherent, Inc.
 5100 Patrick Henry Drive
 Santa Clara, California 94054
 Attention: General Counsel
 Facsimile:  (408) 764-4928

 with a copy (which shall not constitute notice) to:

 Wilson Sonsini Goodrich & Rosati
 Professional Corporation
 650 Page Mill Road
 Palo Alto, California 94304-1050
 Attention:  David Segre
 Telecopy No.:  (650) 493-6811

 and to:

 Wilson Sonsini Goodrich & Rosati
 Professional Corporation
 One Market Street
 Spear Tower, Suite 3300
 San Francisco, California 94105-1126
 Attention:  Michael Ringler
 Telecopy No.:  (415) 947-2099.

(b)          if to Seller, to:

 StockerYale, Inc.
 32 Hampshire Road
 Salem, New Hampshire 03079
 Attention:  Chief Executive Officer
 Facsimile:  (603) 898-8851

 with a copy (which shall not constitute notice) to:

 BRL Law Group LLC
 31 St. James Avenue, Suite 850
 Boston, Massachusetts 02116
 Attention: Thomas B. Rosedale
 Telecopy No.:  (617) 399-6930.

12.3           Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party; provided, however, that Buyer may assign or delegation of its rights, obligations or liabilities under this Agreement in whole or in part to one or more of its Subsidiaries of Buyer without the consent of Seller if and so long as Buyer shall remain fully liable for the performance of such obligations.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

12.4           Entire Agreement. This Agreement and the agreements, documents, instruments and certificates among the parties hereto as contemplated by or referred to herein, including the Seller Disclosure Schedule, and the Exhibits and Schedules hereto, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided, however, the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect.

12.5           Third Party Beneficiaries. This Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder.

12.6           Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

12.7           Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

12.8           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

12.9           Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that, in addition to any other remedy to which they are entitled at law or in equity, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction.

12.10         Consent to Jurisdiction. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any state or federal court located within New Castle County, State of Delaware in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and process.  Each party hereto hereby agrees not to commence any legal proceedings relating to or arising out of this Agreement or the transactions contemplated hereby in any jurisdiction or courts other than as provided herein.

12.11        WAIVER OF JURY TRIAL. EACH OF BUYER, SELLER AND SYC HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF BUYER, SELLER AND SYC IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

12.12        Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

COHERENT, INC.

By:	/s/ John Ambroseo
Name:	John Ambroseo
Title:	CEO

STOCKERYALE, INC.

By:	/s/ Mark Blodgett
Name:	Mark Blodgett
Title:	Chief Executive Officer

STOCKERYALE CANADA, INC.

By:	/s/ Mark Blodgett
Name:	Mark Blodgett
Title:	Chief Executive Officer

SIGNATURE PAGE - PURCHASE AND SALE AGREEMENT